                             (Annual Report Pages)

Annual Report Page No. 25
FINANCIAL SECTION

      CONTENTS

44    INDEPENDENT AUDITORS' REPORT

      AUDITED FINANCIAL STATEMENTS
26    Earnings
28    Financial Position
30    Cash Flows
45    Notes to Consolidated Financial Statements

      MANAGEMENT'S DISCUSSION
32    Operations
32          Consolidated Operations
33          GE Continuing Operations
34                Industry Segments
36          GECS Continuing Operations
38          International Operations
39    Financial Resources and Liquidity
42    Selected Financial Data
44    Financial Responsibility

- -----------------------------------------------------------------------------
REVENUES
(In billions)           1991        1992        1993        1994        1995
- -----------------------------------------------------------------------------
                     $51.283     $53.051     $55.701     $60.109     $70.028
- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------
EARNINGS PER SHARE FROM
CONTINUING OPERATIONS
BEFORE ACCOUNTING CHANGES
(In dollars)            1991        1992        1993        1994        1995
- -----------------------------------------------------------------------------
                       $2.27       $2.41       $2.45       $3.46       $3.90
- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------
DIVIDENDS PER SHARE
(In dollars)            1991        1992        1993        1994        1995
- -----------------------------------------------------------------------------
                       $1.04       $1.16      $1.305       $1.49       $1.69
- -----------------------------------------------------------------------------

F-2
Annual Report Page No. 26

STATEMENT OF EARNINGS
                                                                           General Electric Company
                                                                         and consolidated affiliates
                                                                     -----------------------------------
For the years ended December 31 (In millions)                            1995         1994          1993
- --------------------------------------------------------------       -----------------------------------
REVENUES
    Sales of goods                                                    $33,157      $30,740       $29,509
    Sales of services                                                   9,733        8,803         8,268
    Other income (note 3)                                                 752          793           735
    Earnings of GECS from continuing operations                             -            -             -
    GECS revenues from operations (note 4)                             26,386       19,773        17,189
                                                                      -------      -------       -------
       Total revenues                                                  70,028       60,109        55,701
                                                                      -------      -------       -------
COSTS AND EXPENSES (note 5)
    Cost of goods sold                                                 24,288       22,748        22,606
    Cost of services sold                                               6,682        6,214         6,308
    Interest and other financial charges                                7,286        4,949         4,054
    Insurance losses and policyholder and annuity benefits              5,285        3,507         3,172
    Provision for losses on financing receivables (note 8)              1,117          873           987
    Other costs and expenses                                           15,429       12,987        12,287
    Minority interest in net earnings of consolidated
       affiliates                                                         204          170           151
                                                                      -------      -------       -------
       Total costs and expenses                                        60,291       51,448        49,565
                                                                      -------      -------       -------
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND
    ACCOUNTING CHANGE                                                   9,737        8,661         6,136
Provision for income taxes (note 9)                                    (3,164)      (2,746)       (1,952)
                                                                      -------      -------       -------
EARNINGS FROM CONTINUING OPERATIONS BEFORE ACCOUNTING CHANGE            6,573        5,915         4,184
EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS (note 2)                       -       (1,189)          993
                                                                      -------      -------       -------
EARNINGS BEFORE ACCOUNTING CHANGE                                       6,573        4,726         5,177
Cumulative effect of accounting change (note 20)                            -            -          (862)
                                                                      -------      -------       -------
NET EARNINGS                                                          $ 6,573      $ 4,726       $ 4,315
                                                                      =======      =======       =======
- ---------------------------------------------------------------------------------------------------------
NET EARNINGS PER SHARE (in dollars)
Continuing operations before accounting change                        $  3.90      $  3.46       $  2.45
Discontinued operations before accounting change                            -        (0.69)         0.58
                                                                      -------      -------       -------
Earnings before accounting change                                        3.90         2.77          3.03
Cumulative effect of accounting change                                      -            -         (0.51)
                                                                      -------      -------       -------
Net earnings per share                                                $  3.90      $  2.77       $  2.52
                                                                      =======      =======       =======
- ---------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED PER SHARE (in dollars)                             $  1.69      $  1.49       $ 1.305
- ---------------------------------------------------------------------------------------------------------

The notes to consolidated financial statements on pages 45-64 are an integral part of this statement.

F-3
Annual Report Page No. 27

STATEMENT OF EARNINGS
                                                                               GE                               GECS
                                                               --------------------------------    --------------------------------
For the years ended December 31 (In millions)                      1995        1994        1993        1995        1994        1993
- ----------------------------------------------------------     --------------------------------    ------------------------------
REVENUES
    Sales of goods                                              $33,177     $30,767     $29,533     $     -     $     -     $     -
    Sales of services                                             9,836       8,863       8,289           -           -           -
    Other income (note 3)                                           753         783         730           -           -           -
    Earnings of GECS from continuing operations                   2,415       2,085       1,567           -           -           -
    GECS revenues from operations (note 4)                            -           -           -      26,492      19,875      17,276
                                                                -------     -------     -------     -------     -------     -------
         Total revenues                                          46,181      42,498      40,119      26,492      19,875      17,276
                                                                -------     -------     -------     -------     -------     -------
COSTS AND EXPENSES (note 5)
    Cost of goods sold                                           24,308      22,775      22,630           -           -           -
    Cost of services sold                                         6,785       6,274       6,329           -           -           -
    Interest and other financial charges                            649         410         525       6,661       4,545       3,538
    Insurance losses and policyholder and annuity benefits            -           -           -       5,285       3,507       3,172
    Provision for losses on financing receivables (note 8)            -           -           -       1,117         873         987
    Other costs and expenses                                      5,743       5,211       5,124       9,769       7,862       7,236
    Minority interest in net earnings of consolidated
         affiliates                                                  64          31          17         140         139         134
                                                                -------     -------     -------     -------     -------     -------
         Total costs and expenses                                37,549      34,701      34,625      22,972      16,926      15,067
                                                                -------     -------     -------     -------     -------     -------
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND
    ACCOUNTING CHANGE                                             8,632       7,797       5,494       3,520       2,949       2,209
Provision for income taxes (note 9)                              (2,059)     (1,882)     (1,310)     (1,105)       (864)       (642)
                                                                -------     -------     -------     -------     -------     -------
EARNINGS FROM CONTINUING OPERATIONS BEFORE ACCOUNTING CHANGE      6,573       5,915       4,184       2,415       2,085       1,567
EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS (note 2)                 -      (1,189)        993           -      (1,189)        240
                                                                -------     -------     -------     -------     -------     -------
EARNINGS BEFORE ACCOUNTING CHANGE                                 6,573       4,726       5,177       2,415         896       1,807
Cumulative effect of accounting change (note 20)                      -           -        (862)          -           -           -
                                                                -------     -------     -------     -------     -------     -------
NET EARNINGS                                                    $ 6,573     $ 4,726     $ 4,315     $ 2,415     $   896     $ 1,807
                                                                =======     =======     =======     =======     =======     =======
- ---------------------------------------------------------------------------------------------------------------------------------

In the consolidating data on this page, "GE" means the basis of consolidation as described in note 1 to the consolidated financial statements; "GECS" means General Electric Capital Services, Inc. and all of its affiliates and associated companies. Transactions between GE and GECS have been eliminated from the "General Electric Company and consolidated affiliates" columns on page 26.

F-4
Annual Report Page No. 28

STATEMENT OF FINANCIAL POSITION
                                                                                General Electric Company
                                                                               and consolidated affiliates
                                                                            -------------------------------
At December 31 (In millions)                                                    1995                   1994
- --------------------------------------------------------------              -------------------------------
ASSETS
Cash and equivalents                                                        $  2,823               $  2,591
Investment securities (note 10)                                               41,067                 30,965
Current receivables (note 11)                                                  8,735                  7,527
Inventories (note 12)                                                          4,395                  3,880
GECS financing receivables (investment in time sales, loans and
    financing leases) - net (notes 8 and 13)                                  93,272                 76,357
Other GECS receivables                                                        12,417                  5,763
Property, plant and equipment (including equipment leased
    to others) - net (note 14)                                                25,679                 23,465
Investment in GECS                                                                 -                      -
Intangible assets (note 15)                                                   13,342                 11,373
All other assets (note 16)                                                    26,305                 23,950
                                                                            --------               --------
TOTAL ASSETS                                                                $228,035               $185,871
                                                                            ========               ========
- ------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY
Short-term borrowings (note 18)                                              $64,463                $57,781
Accounts payable, principally trade accounts                                   9,061                  6,766
Progress collections and price adjustments accrued                             1,812                  2,065
Dividends payable                                                                767                    699
All other GE current costs and expenses accrued (note 17)                      5,898                  5,543
Long-term borrowings (note 18)                                                51,027                 36,979
Insurance liabilities, reserves and annuity benefits (note 19)                39,699                 29,438
All other liabilities (note 20)                                               15,363                 13,161
Deferred income taxes (note 22)                                                7,380                  5,205
                                                                            --------               --------
    Total liabilities                                                        195,470                157,637
                                                                            --------               --------
    Minority interest in equity of consolidated affiliates (note 23)           2,956                  1,847
                                                                            --------               --------
Common stock (1,857,013,000 shares issued)                                       594                    594
Unrealized gains (losses) on investment securities                             1,000                   (810)
Other capital                                                                  1,663                  1,122
Retained earnings                                                             34,528                 30,793
Less common stock held in treasury                                            (8,176)                (5,312)
                                                                            --------               --------
    Total share owners' equity (notes 24 and 25)                              29,609                 26,387
                                                                            --------               --------
TOTAL LIABILITIES AND EQUITY                                                $228,035               $185,871
                                                                            ========               ========
- ------------------------------------------------------------------------------------------------------------

The notes to consolidated financial statements on pages 45-64 are an integral part of this statement. Year-
end 1994 assets and liabilities of Kidder, Peabody Group Inc., the discontinued securities broker-dealer of
GECS, have been reclassified to "All other liabilities."

F-5
Annual Report Page No. 29

STATEMENT OF FINANCIAL POSITION
                                                                                     GE                   GECS
                                                                            -------------------    --------------------
At December 31 (In millions)                                                   1995        1994        1995        1994
- --------------------------------------------------------------              -------------------    --------------------
ASSETS
Cash and equivalents                                                        $   874     $ 1,373    $  1,949    $  1,218
Investment securities (note 10)                                                   4          93      41,063      30,872
Current receivables (note 11)                                                 8,891       7,807           -           -
Inventories (note 12)                                                         4,395       3,880           -           -
GECS financing receivables (investment in time sales, loans and
    financing leases) - net (notes 8 and 13)                                      -           -      93,272      76,357
Other GECS receivables                                                            -           -      12,897       6,012
Property, plant and equipment (including equipment leased
    to others) - net (note 14)                                               10,234       9,525      15,445      13,940
Investment in GECS                                                           12,774       9,380           -           -
Intangible assets (note 15)                                                   6,643       6,336       6,699       5,037
All other assets (note 16)                                                   11,901      12,419      14,404      11,531
                                                                            -------     -------    --------    --------
TOTAL ASSETS                                                                $55,716     $50,813    $185,729    $144,967
                                                                            =======     =======    ========    ========
- ------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY
Short-term borrowings (note 18)                                              $1,666        $906     $62,808     $57,087
Accounts payable, principally trade accounts                                  3,968       3,141       5,952       3,777
Progress collections and price adjustments accrued                            1,812       2,065           -           -
Dividends payable                                                               767         699           -           -
All other GE current costs and expenses accrued (note 17)                     5,747       5,798           -           -
Long-term borrowings (note 18)                                                2,277       2,699      48,790      34,312
Insurance liabilities, reserves and annuity benefits (note 19)                    -           -      39,699      29,438
All other liabilities (note 20)                                               8,928       8,468       6,312       4,571
Deferred income taxes (note 22)                                                 508         268       6,872       4,937
                                                                            -------     -------    --------    --------
    Total liabilities                                                        25,673      24,044     170,433     134,122
                                                                            -------     -------    --------    --------
    Minority interest in equity of consolidated affiliates (note 23)            434         382       2,522       1,465
                                                                            -------     -------    --------    --------
Common stock (1,857,013,000 shares issued)                                      594         594           1           1
Unrealized gains (losses) on investment securities                            1,000        (810)        989        (821)
Other capital                                                                 1,663       1,122       2,266       2,006
Retained earnings                                                            34,528      30,793       9,518       8,194
Less common stock held in treasury                                           (8,176)     (5,312)          -           -
                                                                            -------     -------    --------    --------
    Total share owners' equity (notes 24 and 25)                             29,609      26,387      12,774       9,380
                                                                            -------     -------    --------    --------
TOTAL LIABILITIES AND EQUITY                                                $55,716     $50,813    $185,729    $144,967
                                                                            =======     =======    ========    ========
- ------------------------------------------------------------------------------------------------------------------------

In the consolidating data on this page, "GE" means the basis of consolidation as described in note 1 to the consolidated financial statements; "GECS" means General Electric Capital Services, Inc. and all of its affiliates and associated companies. Transactions between GE and GECS have been eliminated from the "General Electric Company and consolidated affiliates" columns on page 28.

F-6
Annual Report Page No. 30

STATEMENT OF CASH FLOWS
                                                                           General Electric Company
                                                                         and consolidated affiliates
                                                                     -----------------------------------
For the years ended December 31 (In millions)                            1995         1994          1993
- --------------------------------------------------------------       -----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                                         $  6,573     $  4,726      $  4,315
Adjustments for discontinued operations                                     -        1,189          (993)
Adjustments to reconcile net earnings to cash provided
    from operating activities
       Cumulative effect of accounting change                               -            -           862
       Depreciation, depletion and amortization                         3,594        3,207         3,223
       Earnings retained by GECS - continuing operations                    -            -             -
       Deferred income taxes                                            1,047        1,228           548
       Decrease (increase) in GE current receivables                     (632)         668          (571)
       Decrease (increase) in GE inventories                               55          (56)          750
       Increase (decrease) in accounts payable                            244          697           639
       Increase in insurance liabilities, reserves
           and annuity benefits                                         2,490        1,624         1,479
       Provision for losses on financing receivables                    1,117          873           987
       All other operating activities                                     458       (2,399)          782
                                                                     --------     --------      --------
CASH FROM OPERATING ACTIVITIES                                         14,946       11,757        12,021
                                                                     --------     --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment                             (6,447)      (7,492)       (4,727)
Dispositions of property, plant and equipment                           1,542        2,506         1,139
Net increase in GECS financing receivables                            (11,309)      (9,525)       (4,164)
Payments for principal businesses purchased                            (5,641)      (2,606)       (2,090)
All other investing activities                                         (3,362)         372        (6,518)
                                                                     --------     --------      --------
CASH USED FOR INVESTING ACTIVITIES                                    (25,217)     (16,745)      (16,360)
                                                                     --------     --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in borrowings (maturities of 90 days or less)               (3,487)      (2,784)        2,406
Newly issued debt (maturities longer than 90 days)                     37,604       23,239        15,468
Repayments and other reductions (maturities longer than 90 days)      (18,580)     (13,098)      (11,851)
Net purchase of GE shares for treasury                                 (2,523)        (353)         (364)
Dividends paid to share owners                                         (2,770)      (2,462)       (2,153)
All other financing activities                                            259          181           (69)
                                                                     --------     --------      --------
CASH FROM (USED FOR) FINANCING ACTIVITIES                              10,503        4,723         3,437
                                                                     --------     --------      --------
CASH FROM (USED FOR) DISCONTINUED OPERATIONS                                -         (200)          962
                                                                     --------     --------      --------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS DURING YEAR                   232         (465)           60
Cash and equivalents at beginning of year                               2,591        3,056         2,996
                                                                     --------     --------      --------
Cash and equivalents at end of year                                  $  2,823     $  2,591      $  3,056
                                                                     ========     ========      ========
- ---------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION
Cash paid during the year for interest                               $ (6,645)    $ (4,524)     $ (3,754)
Cash recovered (paid) during the year for income taxes                 (1,483)      (1,777)       (1,644)
- ---------------------------------------------------------------------------------------------------------

The notes to consolidated financial statements on pages 45-64 are an integral part of this statement.
Data for 1994 and 1993 have been reclassified to combine cash flows of discontinued operations.

F-7
Annual Report Page No. 31

STATEMENT OF CASH FLOWS
For the years ended December 31 (in millions)                                 GE                                 GECS
                                                               --------------------------------    --------------------------------
                                                                   1995        1994        1993        1995        1994        1993
- --------------------------------------------------------       --------------------------------    ------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                                    $ 6,573     $ 4,726     $ 4,315    $  2,415    $    896    $  1,807
Adjustments for discontinued operations                               -       1,189        (993)          -       1,189        (240)
Adjustments to reconcile net earnings to cash provided
    from operating activities
         Cumulative effect of accounting change                       -           -         862           -           -           -
         Depreciation, depletion and amortization                 1,581       1,545       1,631       2,013       1,662       1,592
         Earnings retained by GECS - continuing operations       (1,324)     (1,181)       (957)          -           -           -
         Deferred income taxes                                      369         575         120         678         653         428
         Decrease (increase) in GE current receivables             (739)        754        (625)          -           -           -
         Decrease (increase) in GE inventories                       55         (56)        750           -           -           -
         Increase (decrease) in accounts payable                    462         810         114         418        (222)        540
         Increase in insurance liabilities, reserves
             and annuity benefits                                     -           -           -       2,490       1,624       1,479
         Provision for losses on financing receivables                -           -           -       1,117         873         987
         All other operating activities                            (912)     (2,291)        (16)        946         140         770
                                                                -------     -------     -------    --------    --------    --------
CASH FROM OPERATING ACTIVITIES                                    6,065       6,071       5,201      10,077       6,815       7,363
                                                                -------     -------     -------    --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment                       (1,831)     (1,743)     (1,588)     (4,616)     (5,749)     (3,139)
Dispositions of property, plant and equipment                        38          86          55       1,504       2,420       1,084
Net increase in GECS financing receivables                            -           -           -     (11,309)     (9,525)     (4,164)
Payments for principal businesses purchased                        (238)       (575)          -      (5,403)     (2,031)     (2,090)
All other investing activities                                      408          14         298      (3,913)        176      (6,793)
                                                                -------     -------     -------    --------    --------    --------
CASH USED FOR INVESTING ACTIVITIES                               (1,623)     (2,218)     (1,235)    (23,737)    (14,709)    (15,102)
                                                                -------     -------     -------    --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in borrowings (maturities of 90 days or less)          1,061        (566)         46      (4,510)     (2,261)      2,404
Newly issued debt (maturities longer than 90 days)                  826         766         215      36,778      22,473      15,253
Repayments and other reductions (maturities longer
    than 90 days)                                                (1,535)     (1,399)     (2,325)    (17,045)    (11,699)     (9,526)
Net purchase of GE shares for treasury                           (2,523)       (353)       (364)          -           -           -
Dividends paid to share owners                                   (2,770)     (2,462)     (2,153)     (1,091)       (904)       (610)
All other financing activities                                        -          (2)          -         259         183         (69)
                                                                -------     -------     -------    --------    --------    --------
CASH FROM (USED FOR) FINANCING ACTIVITIES                        (4,941)     (4,016)     (4,581)     14,391       7,792       7,452
                                                                -------     -------     -------    --------    --------    --------
CASH FROM (USED FOR) DISCONTINUED OPERATIONS                          -           -         962           -        (200)          -
                                                                -------     -------     -------    --------    --------    --------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS DURING YEAR            (499)       (163)        347         731        (302)       (287)
Cash and equivalents at beginning of year                         1,373       1,536       1,189       1,218       1,520       1,807
                                                                -------     -------     -------    --------    --------    --------
Cash and equivalents at end of year                             $   874     $ 1,373     $ 1,536    $  1,949    $  1,218    $  1,520
                                                                =======     =======     =======    ========    ========    ========
- ---------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION
Cash paid during the year for interest                          $  (468)    $  (374)    $  (473)   $ (6,177)   $ (4,150)   $ (3,281)
Cash recovered (paid) during the year for income taxes           (1,651)     (1,456)     (1,455)        168        (321)       (189)
- ---------------------------------------------------------------------------------------------------------------------------------

In the consolidating data on this page, "GE" means the basis of consolidation as described in note 1 to the consolidated financial statements; "GECS" means General Electric Capital Services, Inc. and all of its affiliates and associated companies. Transactions between GE and GECS have been eliminated from the "General Electric Company and consolidated affiliates" columns on page 30.

Annual Report Page No. 32

MANAGEMENT'S DISCUSSION OF OPERATIONS

OVERVIEW

General Electric Company's consolidated financial statements represent the combination of the Company's manufacturing and nonfinancial services businesses ("GE") and the accounts of General Electric Capital Services, Inc. ("GECS"). See note 1 to the consolidated financial statements, which explains how the various financial data are presented.

      Management's Discussion of Operations is presented in four parts:
Consolidated Operations, GE Continuing Operations, GECS Continuing Operations and International Operations.

CONSOLIDATED OPERATIONS

GE achieved record revenues and earnings in 1995, as broad strength across its businesses, coupled with continued emphasis on globalization, productivity and effective asset management, produced top-line growth, higher margins and strong cash generation. Consolidated revenues, including acquisitions, rose to a record $70.0 billion, a 17% increase that was attributable primarily to the Company's increasing international activities. Eleven of twelve businesses increased revenues, with six businesses - led by GE Capital Services, Plastics and NBC - achieving double-digit increases.

      Consolidated earnings per share from continuing operations increased to $3.90, up 13% from last year's $3.46 from continuing operations, and earnings increased 11% to $6.573 billion. Earnings per share grew faster than earnings, reflecting the cumulative impact of $3.2 billion of shares purchased under a three-year, $9 billion share repurchase program initiated in December 1994.

      Net earnings in 1995 were 39% higher than 1994's $4.726 billion ($2.77 per share), which were 10% higher than 1993's $4.315 billion ($2.52 per share). Three factors affecting 1994 and 1993 are important to these comparisons: discontinued operations of the GECS securities broker-dealer and the GE Aerospace businesses; 1993 restructuring provisions; and the effect of an accounting change in 1993. Each is discussed separately below. Excluding the effects of these items, 1994 earnings would have been $5.915 billion, up 22% from $4.862 billion in 1993.

      * DISCONTINUED OPERATIONS reflected the results of the GECS securities broker-dealer, Kidder, Peabody Group Inc. (Kidder, Peabody) in 1994 and 1993, and the results of the discontinued GE Aerospace businesses in 1993. Note 2 provides additional information about these discontinued operations. The 1994 loss from discontinued operations included a provision of $868 million after taxes for exit costs related to the liquidation of Kidder, Peabody. This liquidation was substantially complete as of December 31, 1995.

      * RESTRUCTURING PROVISIONS in 1993, amounting to $678 million after taxes, covered costs of actions that have reduced GE's cost structure. Essentially all restructuring expenditures were completed by the end of 1994. Savings arising from these restructuring programs can best be observed in the growth in operating margin seen in the chart at the bottom of the page and in the productivity measurements discussed on page 33.

      * THE 1993 ACCOUNTING CHANGE represented effects of adopting Statement of Financial Accounting Standards (SFAS) No. 112, Employers' Accounting for Postemployment Benefits (see note 20). The transition effect of the accounting change decreased net earnings by $862 million ($0.51 per share), with a corresponding decrease in share owners' equity.

TWO NEWLY ISSUED ACCOUNTING STANDARDS will be adopted in the first quarter of 1996 and are not expected to have a material effect on financial position or results of operations of GE or GECS. A summary of these standards follows.

      * SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, requires that certain long-lived assets be reviewed for impairment when events or circumstances indicate that the carrying amounts of the assets may not be recoverable. If such review indicates that the carrying amount of an asset exceeds the sum of its expected future cash flows, the asset's carrying value must be written down to fair value.

      * SFAS No. 122, Accounting for Mortgage Servicing Rights, requires that capitalized rights to service mortgage loans be assessed for impairment by individual risk stratum by comparing each stratum's carrying amount with its fair value. Impairment, if any, would be recognized in earnings.

- -----------------------------------------------------------------------------
GE OPERATING MARGIN AS
A PERCENTAGE OF SALES
                       1991        1992        1993        1994        1995
- -----------------------------------------------------------------------------
As reported            11.2%       11.1%        9.9%       13.6%       14.4%
Restructuring charges   0.3         0.4         2.6           -           -
- -----------------------------------------------------------------------------

Annual Report Page No. 33

DIVIDENDS DECLARED totaled $2.838 billion in 1995. Per-share dividends of $1.69 were up 13% from the previous year, following a 14% increase from the year before. The 1995 increase marks the 20th consecutive year of dividend growth. The chart at right compares GE's dividend growth for the last five years with dividend growth of companies in the Standard and Poor's 500 stock index.

GE CONTINUING OPERATIONS

GE total revenues were $46.2 billion in 1995, compared with $42.5 billion in 1994 and $40.1 billion in 1993.

      * GE's sales of goods and services were $43.0 billion in 1995, an increase of 9% from 1994, which in turn was 5% higher than in 1993. The improvement was led by Plastics and NBC. Volume was about 8% higher in 1995, reflecting growth in most businesses and the effect of consolidating Nuovo Pignone, a European energy equipment manufacturer. The effects of selling prices on sales differed markedly among businesses during the year. Overall, selling prices were essentially flat in 1995, while the effect of currency exchange rates on the translation of sales denominated in other than U.S. dollars contributed modestly to the sales increase. Volume in 1994 was about 6% higher than in 1993, but was partially offset by the effects of lower selling prices. Currency exchange rates had a minor negative effect on 1994 sales.

      * GE's other income, earned from a wide variety of sources, was $753 million in 1995, $783 million in 1994 and $730 million in 1993. Details of GE's other income are provided in note 3.

      * Earnings of GECS from continuing operations were up 16% in 1995, following a 33% increase the year before. See page 36 for an analysis of these earnings.

PRINCIPAL COSTS AND EXPENSES FOR GE are those classified as costs of goods and services sold, and selling, general and administrative expenses.

OPERATING MARGIN is sales of goods and services less the costs of goods and services sold, and selling, general and administrative expenses. In 1995, GE's operating margin rose to a record 14.4% of sales, an improvement of 0.8 percentage points from 1994. The operating margin increase was led by strong improvements in Plastics, Aircraft Engines and NBC. Operating margin was 13.6% of sales in 1994, compared with 12.5% (before restructuring provisions) in 1993. Including restructuring provisions, 1993 operating margin was 9.9% of sales. The improved performance in 1994 was attributable

- -----------------------------------------------------------------------------
GE/S&P DIVIDEND GROWTH
SINCE 1990             1991        1992        1993        1994        1995
- -----------------------------------------------------------------------------
GE                     7.22%      18.39%      32.91%      51.63%      68.00%
S&P 500                0.83        2.31        3.97        8.93       14.05
- -----------------------------------------------------------------------------

to Appliances, NBC, Power Systems and Transportation Systems, which increased their margin rates by one percentage point or more.

TOTAL COST PRODUCTIVITY (sales in relation to costs, both on a constant dollar basis) has been a major source of improvements in operating margin, accounting for more than $1 billion of the increases in margin in each of the last three years. The productivity rate was 3.7% in 1995, reflecting the sharp improvement at Aircraft Engines and improvements at Plastics and Medical Systems, largely offset by adverse productivity performance by Power Systems, the result of its lower 1995 capacity utilization. While the productivity rate in 1994 was reasonably strong throughout most businesses, at 3.2% overall, it reflected adverse results of Aircraft Engines' lower volume. Cost savings provided by productivity improvements more than offset the impact of inflation in each of the last three years.

GE INTEREST EXPENSE in 1995 was $649 million, up from $410 million in 1994, which was down from $525 million in 1993. The increase in interest expense was attributable to a number of factors, including higher interest rates and average borrowing levels. The decrease in interest expense in 1994 was primarily the result of lower borrowings partially offset by the effects of higher interest rates.

ENTERING 1996 with excellent cash flows and a strong balance sheet, the Company continues to be well positioned to deliver strong performance in the current global economic environment.

Annual Report Page No. 34

GE INDUSTRY SEGMENT REVENUES AND OPERATING PROFIT for the past five years are shown in the table on page 35. For additional information, including a description of the products and services included in each segment, see note 27.

      * AIRCRAFT ENGINES revenues increased 7% from 1994, which was down 13% from 1993. The revenue increase was primarily attributable to higher volume in commercial and military spares and related services, partially offset by effects of lower selling prices. Operating profit increased 26% from 1994, as significant productivity gains and, to a lesser degree, higher volume more than offset the effects of lower prices. Operating profit increased 17% during 1994, principally because there was no counterpart to 1993 restructuring provisions ($267 million). Excluding 1993 restructuring provisions, operating profit decreased 12% in 1994, largely as a result of lower volume.

      In 1995, $1.7 billion of revenues were from sales to the U.S. government, down $0.1 billion from 1994, which was $0.6 billion lower than in 1993. The lower 1994 revenues were primarily attributable to declines in sales for the F110 and T700 engine programs.

      Firm orders received during 1995 totaled $5.9 billion, up 7% from $5.5 billion in 1994. The firm orders backlog at year-end 1995 was $7.7 billion ($7.6 billion at the end of 1994), about 38% of which was scheduled for delivery in 1996.

      * APPLIANCES revenues were about the same as in 1994, as softening North American sales offset strong growth in Europe and Asia. Operating profit increased 2% despite higher material costs, primarily as a result of productivity. Operating profit rose 84% in 1994 on a 7% increase in revenues, in part because there was no counterpart to restructuring provisions of $136 million in 1993. Excluding 1993 restructuring provisions, operating profit increased 34% in 1994, primarily as a result of strong productivity and higher volume.

      * BROADCASTING revenues increased 17% in 1995, following an 8% increase in 1994. The revenue increase in both years was principally attributable to sharply stronger prime-time ratings and improved cable and owned-and-operated station performance, resulting in improved advertising prices throughout the period. Operating profit was up 48% in 1995, as a result of the stronger advertising revenues. Operating profit also increased sharply in 1994, in part because of restructuring provisions of $81 million in 1993. Excluding the effect of those provisions, operating profit improved 45% from 1993, reflecting the impact of stronger advertising, improved ratings performance and substantially improved cable operations.

      * INDUSTRIAL PRODUCTS AND SYSTEMS revenues rose 8% in 1995, following a 10% increase in 1994. The improvements in revenues in both years were largely attributable to increased volume in Transportation Systems, Lighting, and Motors and Industrial Systems (Motors). Operating profit increased 14% in 1995, after a 47% increase in 1994. The improvement in 1995 resulted from the combination of productivity across the segment and the volume increases, which more than offset higher material costs. The 1994 increase in operating profit reflected primarily the effect of $253 million of restructuring provisions in 1993. Absent restructuring provisions, operating profit increased 15% in 1994, principally because of improved European operations in Lighting and the combination of higher volume and productivity in Motors and Transportation Systems.

      Transportation Systems received orders of $1.6 billion in 1995, down $1.2 billion from 1994's record level. The backlog at year-end 1995 was $3.4 billion ($3.5 billion at the end of 1994), about 29% of which was scheduled for shipment in 1996.

      * MATERIALS revenues increased 17% in 1995, reflecting principally the effects of higher selling prices and the consolidation of Toshiba Silicones. Operating profit increased 51%, primarily because of higher prices, productivity and volume growth, the combination of which more than offset increases in material costs. Revenues were up 13% in 1994, primarily because of increased volume across all major product groups. Operating profit rose 16% in 1994, in part because there was no counterpart to $52 million of restructuring provisions in 1993. Excluding 1993 restructuring provisions, operating profit increased 9%, as ongoing productivity and improved volume more than offset the impact of lower selling prices and much higher material costs.

      * POWER GENERATION revenues were 10% higher in 1995, following a 7% increase in 1994. The current-year revenue increase was more than accounted for by the 1995 consolidation of Nuovo Pignone ($1.5 billion in revenues). Excluding Nuovo Pignone, the revenue decrease in 1995 resulted from lower volume in both gas and steam turbines. Operating profit decreased 38% in 1995, as the profit contribution of Nuovo Pignone was more than offset by the effects of difficult market conditions on volume and prices, cost inflation, and modification costs related to series "F" gas turbines. Operating profit in 1994 increased 21%, reflecting the effect of 1993 restructuring provisions of $82 million. Adjusting for 1993 restructuring provisions, operating profit increased 12%, primarily as a result of lower material costs and volume improvements that more than offset lower selling prices.

F-11
Annual Report Page No. 35

SUMMARY OF INDUSTRY SEGMENTS
                                                                  General Electric Company and consolidated affiliates
                                                                -------------------------------------------------------
For the years ended December 31 (In millions)                      1995        1994        1993        1992        1991
- ------------------------------------------------------------------------------------------------------------------------
REVENUES
    GE
         Aircraft Engines                                       $ 6,098     $ 5,714     $ 6,580     $ 7,368     $ 7,777
         Appliances                                               5,933       5,965       5,555       5,330       5,225
         Broadcasting                                             3,919       3,361       3,102       3,363       3,121
         Industrial Products and Systems                         10,194       9,406       8,575       8,210       8,248
         Materials                                                6,647       5,681       5,042       4,853       4,736
         Power Generation                                         6,545       5,933       5,530       5,106       4,813
         Technical Products and Services                          4,424       4,285       4,174       4,674       4,686
         All Other                                                2,707       2,348       1,803       1,581       1,485
         Corporate items and eliminations                          (286)       (195)       (242)       (399)       (538)
                                                                -------     -------     -------     -------     -------
            Total GE                                             46,181      42,498      40,119      40,086      39,553
                                                                -------     -------     -------     -------     -------
    GECS
         Financing                                               19,042      14,932      12,399      10,544      10,069
         Specialty Insurance                                      7,444       4,926       4,862       3,863       2,989
         All Other                                                    6          17          15          11          (5)
                                                                -------     -------     -------     -------     -------
            Total GECS                                           26,492      19,875      17,276      14,418      13,053
                                                                -------     -------     -------     -------     -------
    Eliminations                                                 (2,645)     (2,264)     (1,694)     (1,453)     (1,323)
                                                                -------     -------     -------     -------     -------
CONSOLIDATED REVENUES                                           $70,028     $60,109     $55,701     $53,051     $51,283
                                                                =======     =======     =======     =======     =======
- ------------------------------------------------------------------------------------------------------------------------
OPERATING PROFIT
    GE
         Aircraft Engines                                       $ 1,176       $ 935       $ 798     $ 1,274     $ 1,390
         Appliances                                                 697         683         372         386         400
         Broadcasting                                               738         500         264         204         209
         Industrial Products and Systems                          1,519       1,328         901       1,071       1,088
         Materials                                                1,465         967         834         740         800
         Power Generation                                           769       1,238       1,024         854         679
         Technical Products and Services                            801         787         706         912         693
         All Other                                                2,683       2,309       1,725       1,495       1,405
                                                                -------     -------     -------     -------     -------
            Total GE                                              9,848       8,747       6,624       6,936       6,664
                                                                -------     -------     -------     -------     -------
    GECS
         Financing                                                3,045       2,662       1,727       1,366       1,327
         Specialty Insurance                                      1,020         589         770         641         501
         All Other                                                 (545)       (302)       (288)       (272)       (290)
                                                                -------     -------     -------     -------     -------
            Total GECS                                            3,520       2,949       2,209       1,735       1,538
                                                                -------     -------     -------     -------     -------
    Eliminations                                                 (2,396)     (2,072)     (1,554)     (1,317)     (1,199)
                                                                -------     -------     -------     -------     -------
CONSOLIDATED OPERATING PROFIT                                    10,972       9,624       7,279       7,354       7,003
    GE interest and financial charges, net of eliminations         (644)       (417)       (529)       (752)       (881)
    GE items not traceable to segments                             (591)       (546)       (614)       (629)       (515)
                                                                -------     -------     -------     -------     -------
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
    AND ACCOUNTING CHANGES                                      $ 9,737     $ 8,661     $ 6,136     $ 5,973     $ 5,607
                                                                =======     =======     =======     =======     =======
- ------------------------------------------------------------------------------------------------------------------------

The notes to consolidated financial statements on pages 45-64 are an integral part of this statement. "GE" means the basis of consolidation as described in note 1 to the consolidated financial statements; "GECS" means General Electric
Capital Services, Inc. and all of its affiliates and associated companies. Operating profit of GE segments excludes interest and other financial charges; operating profit of GECS includes interest and discount expense, which is the largest element of GECS' operating costs.

Annual Report Page No. 36

      Power Generation orders were $6.7 billion for 1995, compared with $5.7 billion in 1994. The backlog of unfilled orders at year-end 1995 was $10.2 billion ($9.4 billion at the end of 1994), about 43% of which was scheduled to be shipped in 1996. The increases in orders and backlog were more than accounted for by the consolidation of Nuovo Pignone in 1995.

      * TECHNICAL PRODUCTS AND SERVICES revenues were up 3% in 1995, following a similar increase in 1994, as higher volume was partially offset by lower selling prices in both Medical Systems and Information Services. Medical Systems achieved strong volume growth in Asia and Europe, but the U.S. market was weak throughout both years. Information Services revenues increased in 1995 and 1994, reflecting continued worldwide growth in services associated with electronic commerce. Segment operating profit increased 2% in 1995, primarily a result of productivity gains. The 1994 increase in operating profit of 11% was partially attributable to 1993 restructuring provisions of $60 million. Excluding such provisions, 1994 operating profit was 3% ahead of 1993, reflecting productivity and volume improvements that were partially offset by weaker pricing at both Medical Systems and Information Services.

      Orders received by Medical Systems in 1995 were $3.7 billion, up 12% from 1994. The backlog of unfilled orders at year-end 1995 was $1.6 billion ($1.5 billion at the end of 1994), about 94% of which was scheduled to be shipped in 1996.

      * ALL OTHER consists primarily of GECS' earnings, which are discussed in the next section. Also included are revenues derived from licensing the use of GE technology to others.

GECS CONTINUING OPERATIONS

GECS conducts its operations in two segments: Financing and Specialty Insurance. The Financing segment includes financing operations of General Electric Capital Corporation (GE Capital). The Specialty Insurance segment includes operations of GE Global Insurance Holding Corporation (GE Global Insurance), the principal subsidiary of which is Employers Reinsurance Corporation (ERC), and the other insurance businesses described on page 61.

IMPROVED OPERATING RESULTS for 1995 and 1994 reflect the effects of asset growth with approximately equal contributions from origination volume and from acquisitions of businesses and portfolios.

      * GECS revenues from operations were $26.5 billion in 1995, up 33% from 1994, which was up 15% from 1993.

      * GECS earnings from continuing operations were $2.4 billion in 1995, up 16% from 1994, which was up 33% from 1993. The 1995 increase reflected asset growth partially offset by a decrease in financing spreads (the excess of yields over interest rates on borrowings). The 1994 increase resulted primarily from asset growth, increased financing spreads and improved asset quality, which were partially offset by higher insurance losses.

      * GECS interest on borrowings in 1995 was $6.7 billion, 47% higher than in 1994, which was 28% higher than in 1993. Increases in 1995 and 1994 reflected the effects of higher average borrowings used to finance asset growth as well as the effects of higher interest rates. Part of the 1995 increase resulted from a shift during the year to longer-term funding. The composite interest rate on GECS' borrowings was 6.76% in 1995, compared with 5.47% in 1994 and 4.96% in 1993.

      * GECS insurance losses and policyholder and annuity benefits increased to $5.3 billion during 1995, compared with $3.5 billion in 1994 and $3.2 billion in 1993, primarily because of business acquisitions and growth in originations throughout the period.

      * GECS other costs and expenses increased to $9.8 billion in 1995 from $7.9 billion in 1994 and $7.2 billion in 1993, reflecting costs associated with acquired businesses and portfolios, and higher investment levels.

      GECS industry segment revenues and operating profit for the past five years are shown in the table on page 35. Revenues from operations (earned income) are detailed in note 4.

      * FINANCING SEGMENT revenues from operations were $19.0 billion in 1995, up 28% from 1994, which was up 20% from 1993. Asset growth and increased yields were significant factors in both years.

      Operating profit was $3.0 billion in 1995, up 14% from 1994, as the effects of the asset growth were partially offset by declining financing spreads and losses from adverse market conditions in the Mortgage Services business. Financing spreads declined during 1995, as the increase in borrowing rates outpaced the improvements in yields. Operating profit increased 54% in 1994 over 1993, the result of asset growth of 14%, increased financing spreads and improved asset quality. The provision for losses on financing receivables increased in 1995, principally reflecting portfolio growth, following a decline in 1994 that was attributable to improved quality of the portfolio. Other costs and expenses increased in both years, primarily as a result of asset growth.

      The portfolio of financing receivables, before allowance for losses, increased to $95.8 billion at the end of 1995 from $78.4 billion at the end of 1994. Financing receivables are the Financing segment's largest asset and its primary source of revenues. The related allowance for losses at the end of

Annual Report Page No. 37

1995 amounted to $2.5 billion (2.63% of receivables - the same as for 1994 and 1993) and, in management's judgment, is appropriate given the risk profile of the portfolio. Amounts written off in 1995 were approximately 1.01% of the year's average financing receivables, compared with 1.04% and 1.59% during 1994 and 1993, respectively. A discussion of the quality of certain elements of the Financing segment portfolio follows. Nonearning receivables are those that are 90 days or more delinquent and reduced-earning receivables are receivables whose terms have been restructured to a below-market yield.

      Consumer receivables at year-end 1995 and 1994 are shown in the following table:

- -------------------------------------------------------------------------
(In millions)                                          1995         1994
- -------------------------------------------------------------------------
Credit card and personal loans                      $23,937      $19,124
Auto loans                                            5,555        3,991
Auto finance leases                                  12,461        7,473
                                                    -------      -------
    Total consumer                                  $41,953      $30,588
                                                    =======      =======
Nonearning and reduced-earning                         $671         $422
    - As percentage of total                           1.6%         1.4%
Receivable write-offs for the year                     $644         $482
- -------------------------------------------------------------------------

      Most of the nonearning consumer receivables were U.S. private-label credit card loans, the majority of which were subject to various loss-sharing agreements that provide full or partial recourse to the originating retailer. Delinquencies in the consumer portfolio were slightly higher at the end of 1995 than for 1994, consistent with overall industry experience.

      Commercial real estate portfolio at year-end 1995 and 1994 amounted to $17.4 billion and $16.9 billion, respectively, as shown in the following table:

- -------------------------------------------------------------------------
(In millions)                                          1995         1994
- -------------------------------------------------------------------------
Commercial real estate loans                        $13,405      $13,282
   Nonearning and reduced-earning loans                 179          179
   Receivable write-offs for the year                   147          209
Assets acquired for resale                            2,335        2,103
Other (primarily ventures)                            1,651        1,508
- -------------------------------------------------------------------------

      Commercial real estate loans are generally secured by first mortgages. Assets are acquired for resale from various financial institutions. Values realized during 1995 and 1994 on disposition of assets acquired for resale have met or exceeded expectations at the time of purchase.

      The commercial real estate portfolio includes investments in a variety of property types and continues to be well dispersed geographically, principally in the continental United States. Write-offs in the commercial real estate portfolio declined during 1995, as markets continued to stabilize.

- -----------------------------------------------------------------------------
GECS EARNINGS FROM
CONTINUING OPERATIONS
(In billions)           1991        1992        1993        1994        1995
- -----------------------------------------------------------------------------
                      $1.221      $1.331      $1.567      $2.085      $2.415
- -----------------------------------------------------------------------------

      Other financing receivables, totaling $40.4 billion at December 31, 1995, consisted of a diverse commercial, industrial and equipment loan and lease portfolio. This portfolio increased $5.9 billion during 1995, primarily because of acquisitions. The related nonearning and reduced-earning receivables increased to $285 million at year-end 1995 from $165 million at year-end 1994.

      GECS held loans and leases to commercial airlines, as discussed in note 16, amounting to $8.3 billion at the end of 1995, up from $7.6 billion at the end of 1994, reflecting purchases of aircraft. At year-end 1995, GECS' commercial aircraft positions included financial guaranties and funding commitments amounting to $409 million ($506 million at year-end 1994) and conditional commitments to purchase aircraft at a cost of $141 million ($81 million at year-end 1994). On January 22, 1996, GECS announced that it had placed a multi-year order for various Boeing aircraft with list prices approximating $4 billion.

      * SPECIALTY INSURANCE SEGMENT revenues from operations were $7.4 billion in 1995, an increase of 51% from 1994, which was essentially the same as 1993. The increase in 1995 reflected growth, primarily associated with business acquisitions, in the property and casualty reinsurance business. Operating profit increased to $1,020 million in 1995 from $589 million in 1994, principally because there was no current-year counterpart to the 1994 adverse loss development in the private mortgage pool insurance, the result of poor economic conditions and housing value declines in southern California. Operating profit in 1995 also was enhanced by improved returns on investment securities and effects of acquisitions. For 1994, private mortgage pool insurance losses more than offset operating profit increases in other parts of the segment, including primary mortgage insurance.

Annual Report Page No. 38

INTERNATIONAL OPERATIONS

Estimated results of international operations include all exports from the United States plus the results of GE's and GECS' operations located outside the United States. International revenues in 1995 were $26.9 billion (38% of consolidated revenues), compared with $20.0 billion in 1994 and $18.2 billion in 1993. In 1995, about 46% of GE's sales of goods and services were international, compared with about 40% in the previous two years. The chart below left depicts the growth in international revenues in relation to total revenues over the past five years. International operating profit was $3.0 billion (27% of consolidated operating profit) in 1995, compared with $2.6 billion in 1994 and $2.3 billion in 1993.

      GE's international revenues were $20.2 billion in 1995, an increase of 24% from 1994, reflecting strong growth in Europe and the Pacific Basin. European revenues increased by $2.5 billion, largely because of the 1995 consolidation of Nuovo Pignone's $1.5 billion of sales. Additionally, many GE businesses, especially Aircraft Engines and Plastics, achieved strong revenue performance in Europe during the year. GE's Pacific Basin revenues were up $0.9 billion in 1995, the result of consolidating Toshiba Silicones in the Plastics business, as well as growth across many other businesses, particularly Medical Systems and Lighting.

      GECS' international revenues were $6.7 billion in 1995 and year-end assets were about $43.3 billion. These revenues, which were derived primarily from operations in Europe, Canada and the Pacific Basin, were up sharply from $3.7 billion in 1994; year-end assets more than doubled during the year from approximately $21.5 billion at the end of 1994. The increase is attributable to expansion of GECS' operations into the international marketplace - expansion that management expects to continue.

      The accompanying financial results reported in U.S. dollars are unavoidably affected by currency exchange. A number of techniques are used to manage the effects of currency exchange, including selective borrowings in local currencies and selective hedging of significant cross-currency transactions. International activity is diverse, as shown for revenues in the chart at the bottom right of this page. Principal currencies include those of countries in the European Monetary Union, as well as the Japanese yen and the Canadian dollar.

      GE's export sales by major world areas follow.

- ---------------------------------------------------------------------------
GE'S TOTAL EXPORTS FROM THE UNITED STATES
(In millions)                            1995          1994         1993
- ---------------------------------------------------------------------------
Pacific Basin                          $3,397        $3,260       $2,645
Europe                                  1,701         1,319        2,320
Americas                                1,023         1,027          981
Other                                     964           821        1,039
                                       ------        ------       ------
   Exports to external customers        7,085         6,427        6,985
   Exports to affiliates                2,123         1,683        1,513
                                       ------        ------       ------
Total exports                          $9,208        $8,110       $8,498
                                       ======        ======       ======
- ---------------------------------------------------------------------------
        <

      GE made a positive 1995 contribution of approximately $5.2 billion to the U.S. balance of trade. Total exports in 1995 were $9.2 billion; direct imports from external suppliers were $2.8 billion; and imports from GE affiliates were $1.2 billion.

- -----------------------------------------------------------------------------
CONSOLIDATED REVENUES
(In billions)           1991        1992        1993        1994        1995
- -----------------------------------------------------------------------------
United States        $34.631     $35.228     $37.471     $40.064     $43.164
International         16.652      17.823      18.230      20.045      26.864
- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------
CONSOLIDATED INTERNATIONAL
REVENUES
(In billions)           1991        1992        1993        1994        1995
- -----------------------------------------------------------------------------
Europe                $7.972      $8.721      $9.042      $9.116     $14.117
Pacific Basin          4.030       4.349       4.531       5.997       7.136
Americas               3.194       3.315       3.215       3.763       4.105
Other                  1.456       1.438       1.442       1.169       1.506
- -----------------------------------------------------------------------------

Annual Report Page No. 39

MANAGEMENT'S DISCUSSION OF FINANCIAL RESOURCES AND LIQUIDITY

OVERVIEW

This discussion of financial resources and liquidity focuses on the Statement of Financial Position (page 28) and the Statement of Cash Flows (page 30).

      Throughout the discussion, it is important to understand the differences between the businesses of GE and GECS. Although GE's manufacturing and nonfinancial services activities involve a variety of different businesses, their underlying characteristics are development, preparation for market and delivery of tangible goods and services. Risks and rewards are directly related to the ability to manage and finance those activities.

      GECS' principal businesses provide financing, asset management, insurance and other financial services to third parties. The underlying characteristics of these businesses involve the management of financial risk. GECS' risks and rewards stem from the abilities of its businesses to continue to design and provide a wide range of financial services in a competitive marketplace and to receive adequate compensation for such services. GECS is not a "captive finance company" nor a vehicle for "off-balance-sheet financing" for GE; very little of GECS' business is directly related to other GE operations.

      Despite the different business profiles of GE and GECS, the global commercial airline industry is one significant example of an important source of business for both. GE assumes financing positions primarily in support of engine sales, whereas GECS is a significant source of lease and loan financing for the industry (see details in note 16). Management believes that, particularly as the industry regains financial strength, these financing positions are reasonably protected by collateral values and by its ability to control assets, either by ownership or security interests.

      The fundamental differences between GE and GECS are reflected in the measurements commonly used by investors, rating agencies and financial analysts. These differences will become clearer in the discussion that follows with respect to the more significant items in the financial statements.

STATEMENT OF FINANCIAL POSITION

      * INVESTMENT SECURITIES for each of the past two years comprised mainly investment-grade debt securities held by GECS' specialty insurance and annuity businesses in support of obligations to policyholders and annuitants. The increase of $10.2 billion at GECS during 1995 was principally related to acquisitions, increases in fair value resulting from lower year-end interest rates and investment of premiums.

      * GE'S CURRENT RECEIVABLES were $8.9 billion and $7.8 billion at the end of 1995 and 1994, respectively, and included $6.6 billion and $5.7 billion due from customers at the end of 1995 and 1994, respectively. As a measure of

- -----------------------------------------------------------------------------
GE ANNUAL INVENTORY
TURNOVER                1991        1992        1993        1994        1995
- -----------------------------------------------------------------------------
                        4.71        5.26        5.97        6.86        6.90
- -----------------------------------------------------------------------------

asset utilization, customer receivables turnover was 6.7 in 1995, compared with 6.9 in 1994, a decline solely attributable to consolidation of Nuovo Pignone. Current receivables other than amounts owed by customers are primarily amounts that did not originate from sales of GE goods or services, such as advances to suppliers in connection with large contracts.

      * INVENTORIES were $4.4 billion at December 31, 1995, up $0.5 billion from the end of 1994. As a measure of inventory utilization, turnover was 6.9 in 1995, about the same as in 1994. Absent the consolidation of Nuovo Pignone, inventory turnover would have been 7.2 in 1995, continuing the improvements achieved over the past five years. Last-in, first-out (LIFO) revaluations decreased $87 million in 1995, compared with decreases of $197 million in 1994 and $179 million in 1993. Included in these changes were decreases of $88 million, $72 million and $101 million (1995, 1994 and 1993, respectively) that resulted from lower LIFO inventory levels. There was no cost change in 1995 and net cost decreases in 1994 and 1993.

      * GECS FINANCING RECEIVABLES were $93.3 billion at year-end 1995, net of allowance for doubtful accounts, up $16.9 billion over 1994. These receivables are discussed on page 36 and in notes 8 and 13.

      * GECS OTHER RECEIVABLES were $12.9 billion and $6.0 billion at December 31, 1995 and 1994, respectively. The 1995 increase was almost entirely attributable to premiums receivable and reinsurance recoverables, reflecting acquired businesses and a general increase in underwriting activity.

      * PROPERTY, PLANT AND EQUIPMENT (including equipment leased to others) was $25.7 billion at December 31, 1995, up $2.2 billion from 1994. GE's property, plant and equipment consists of investments for its own productive use, whereas the largest element of GECS' investment is in equipment provided to third parties on operating leases. Details by category of investment can be found in note 14.

Annual Report Page No. 40

      GE's total expenditures for new plant and equipment during 1995 totaled $1.8 billion, up slightly from $1.7 billion in 1994. Total expenditures for the past five years were $8.8 billion, of which 36% was investment in productivity, through new equipment and process improvements; 35% was investment for growth, through new capacity and product development; and 29% was investment for such other purposes as improvement of research and development facilities and safety and environmental protection.

      GECS' additions to its equipment leased to others were $4.5 billion during 1995 ($5.6 billion during 1994).

      * INTANGIBLE ASSETS were $13.3 billion at year-end 1995, up from $11.4 billion at year-end 1994. GE's intangibles increased to $6.6 billion from $6.3 billion at the end of 1994. The $1.7 billion increase in GECS' intangibles was primarily goodwill attributable to various acquisitions, none of which was individually material.

      * ALL OTHER ASSETS totaled $26.3 billion at year-end 1995, an increase of $2.4 billion from the end of 1994. GE's other assets decreased $0.5 billion, reflecting the 1995 consolidation of Nuovo Pignone, which was classified in other assets in 1994, and an increase in the prepaid pension asset. GECS' increase of $2.9 billion related principally to acquisitions.

      * INSURANCE LIABILITIES, RESERVES AND ANNUITY BENEFITS were $39.7 billion, $10.3 billion higher than in 1994. The increase was primarily attributable to acquisitions.

      * CONSOLIDATED BORROWINGS aggregated $115.5 billion at December 31, 1995, compared with $94.8 billion at the end of 1994. The major debt-rating agencies evaluate the financial condition of GE and of GE Capital (GECS' major public borrowing entity) differently because of their distinct business characteristics. Using criteria appropriate to each and considering their combined strength, those major rating agencies continue to give the highest ratings to debt of both GE and GE Capital.

      GE has committed to contribute capital to GE Capital in the event of either a significant, specified decrease in the ratio of GE Capital's earnings to fixed charges or a failure to maintain a specified debt-to-equity ratio in the event certain GE Capital preferred stock is redeemed. GE also has guarantied subordinated debt of GECS with a face amount of $1,000 million and $700 million at December 31, 1995 and 1994, respectively. Management believes the likelihood that GE will be required to contribute capital under either the commitments or the guaranties is remote.

      GE's total borrowings were $3.9 billion at year-end 1995 ($1.6 billion short-term, $2.3 billion long-term), an increase of about $0.3 billion from year-end 1994. GE's total debt at the end of 1995 equaled 11.6% of total capital, down from 11.9% at the end of 1994.

      GECS' total borrowings were $111.6 billion at December 31, 1995, of which $62.8 billion is due in 1996 and $48.8 billion is due in subsequent years. Comparable amounts at the end of 1994 were $91.4 billion total, $57.1 billion due within one year and $34.3 billion due thereafter. GECS' composite interest rates are discussed on page 36. A large portion of GECS' borrowings ($41.2 billion and $43.7 billion at the end of 1995 and 1994, respectively) was issued in active commercial paper markets that management believes will continue to be a reliable source of short-term financing. Most of this commercial paper is issued by GE Capital. The average remaining terms and interest rates of GE Capital's commercial paper were 41 days and 5.88%, respectively, at the end of 1995, compared with 45 days and 5.90% at the end of 1994. GE Capital's leverage (ratio of debt to equity, excluding from equity all net unrealized gains and losses on investment securities) was 7.89 to 1 at the end of 1995, compared with 7.94 to 1 at the end of 1994. By comparison, including in equity all net unrealized gains and losses on investment securities, GE Capital's ratio of debt to equity was 7.59 to 1 at the end of 1995, compared with 8.43 to 1 at the end of 1994.

INTEREST RATE AND CURRENCY RISK MANAGEMENT

Both GE and GECS are exposed to various types of risk, although the nature of their activities means that the respective risks are different. The multinational nature of GE's operations and the relatively low level of GE's borrowings means that currency management is more important than managing exposure to changes in interest rates.

      On the other hand, changes in interest rates are the more significant exposure for GECS because of the potential effects of such changes on financing spreads.

      The correlation between interest rate changes and financing spreads is subject to many factors and cannot be forecast with reliability. Although not necessarily relevant to future effects, management estimates that, all

- -----------------------------------------------------------------------------
GE BORROWINGS AS A PERCENTAGE
OF TOTAL CAPITAL INVESTED
                       1991        1992        1993        1994        1995
- -----------------------------------------------------------------------------
                      26.18%      22.39%      15.51%      11.87%      11.60%
- -----------------------------------------------------------------------------

Annual Report Page No. 41

else constant, an increase of 100 basis points in interest rates for all of 1995 would have reduced GECS net earnings by approximately $65 million.

      GE and GECS use various financial instruments, particularly interest rate, currency and basis swaps, but also options and currency forwards, to manage their respective risks. GE and GECS are exclusively end users of these instruments, which are commonly referred to as derivatives; neither GE nor GECS engages in trading, market-making or other speculative activities in the derivatives markets. Established practices require that derivative financial instruments relate to specific asset, liability or equity transactions or to currency exposures. The total exposure of GE and GECS to credit risk associated with in-the-money derivatives at December 31, 1995, was $50 million and $680 million, respectively. Management does not anticipate any loss from this exposure.

      More detailed information regarding these financial instruments, as well as the strategies and policies for their use, is contained in notes 1, 18 and 29.

STATEMENT OF CASH FLOWS

Because cash management activities of GE and GECS are separate and distinct, it is more useful to review their cash flows statements separately.

GE

GE's cash and equivalents aggregated $0.9 billion at the end of 1995, about $0.5 billion lower than at the end of 1994. During 1995, GE generated $6.1 billion in cash from operating activities, about the same as in 1994. The 1995 cash generation provided most of the resources to repurchase $3.1 billion of GE common stock under share repurchase programs, to pay $2.8 billion in dividends to share owners, and to invest $1.8 billion in new plant and equipment.

      Operating activities are the principal source of GE's cash flows from continuing operations. Over the past three years, operating activities have provided more than $17.3 billion of cash. Principal applications were payment of dividends to share owners ($7.4 billion), investment in new plant and equipment ($5.2 billion) and reduction of debt ($2.9 billion). In addition, the Company repurchased and placed into treasury $3.4 billion of its common stock during the past three years under share repurchase programs.

      In December 1994, GE's Board of Directors authorized the repurchase of up to $5 billion of the Company's common stock over the following two years. In December 1995, the Board increased the authorized amount of the repurchase to $9 billion and extended the program through 1997. This program is a direct result of GE's solid financial condition and cash-generating capability, and it was authorized after evaluating various alternatives to enhance long-term share owner value.

- -----------------------------------------------------------------------------
GE CUMULATIVE CASH FLOWS
(In billions)           1991        1992        1993        1994        1995
- -----------------------------------------------------------------------------
Cash flows from operating
  activities          $3.626      $8.199     $13.400     $19.471     $25.536
Dividends paid         1.780       3.705       5.858       8.320      11.090
Shares repurchased     1.043       2.175       2.882       3.955       7.057
- -----------------------------------------------------------------------------

      Based on past performance and current expectations, in combination with the financial flexibility that comes with a strong balance sheet and the highest credit ratings, management believes that GE is in a sound position to complete the share repurchase program, to grow dividends in line with earnings, and to continue making long-term investments for future growth, including selective acquisitions and investments in joint ventures. Expenditures for new plant and equipment in 1996 are expected to be about 20% higher than in 1995, principally for productivity and growth.

GECS

GECS' primary source of cash is financing activities involving the continued rollover of short-term borrowings and appropriate addition of borrowings with a reasonable balance of maturities. Over the past three years, GECS' borrowings with maturities of 90 days or less have decreased by $4.4 billion. New borrowings of $74.5 billion having maturities longer than 90 days were added during those years, while $38.3 billion of such longer-term borrowings were retired. GECS also generated $24.3 billion from continuing operating activities.

      GECS' principal use of cash has been investing in assets to grow its businesses. Of the $53.5 billion that GECS invested over the past three years, $25.0 billion was used for additions to financing receivables, $13.5 billion was used to invest in new equipment, principally for lease to others, and $9.5 billion was used for acquisitions of new businesses.

      With the financial flexibility that comes with excellent credit ratings, management believes that GECS should be well positioned to meet the global needs of its customers for capital and to continue providing GE share owners with good returns.

Annual Report Page No. 42

MANAGEMENT'S DISCUSSION OF SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA summarizes on the opposite page some data frequently requested about General Electric Company. The data are divided into three sections: upper portion - consolidated data; middle portion - GE data that reflect various conventional measurements for industrial enterprises; and lower portion - GECS data that reflect key information pertinent to financial services.

GE'S TOTAL RESEARCH AND DEVELOPMENT expenditures were $1,892 million in 1995, up $151 million (or 9%) from 1994. In 1995, expenditures of $1,299 million were from GE's own funds, up 10% from 1994. Expenditures reflected continuing research and development work related to new product programs, including the next generation of gas turbines, a more powerful version of the recently introduced AC locomotive and, in Aircraft Engines, introduction of the new GE90 and development of more fuel-efficient versions of the best-selling CFM56. Expenditures from funds provided by customers (mainly the U.S. government) were $593 million in 1995, up $28 million from 1994, primarily reflecting additional research efforts in advanced propulsion technologies at Aircraft Engines.

GE'S TOTAL BACKLOG of firm unfilled orders at the end of 1995 was $25.5 billion, up $1.2 billion from the 1994 level. The increase was more than accounted for by the 1995 consolidation of Nuovo Pignone. Orders constituting this backlog may be canceled or deferred by customers, subject in certain cases to cancellation penalties. See Industry Segments beginning on page 34 for further discussion on unfilled orders of relatively long-cycle manufacturing businesses. About 46% of total unfilled orders at the end of 1995 was scheduled to be shipped in 1996, with most of the remainder to be shipped in the two years after that. For comparison, about 50% of the 1994 backlog was expected to be shipped in 1995.

REGARDING ENVIRONMENTAL MATTERS, the Company's operations, like operations of other companies engaged in similar businesses, involve the use, disposal and cleanup of substances regulated under environmental protection laws.

      In 1995, GE had capital expenditures of about $75 million for projects related to the environment. The comparable amount in 1994 was $63 million. These amounts exclude expenditures for remediation actions, which are principally expensed and are discussed below. Capital expenditures for environmental purposes have included pollution control devices - such as wastewater treatment plants, groundwater monitoring devices, air strippers or separators, and incinerators - at new and existing facilities constructed or upgraded in the normal course of business. Consistent with policies stressing environmental responsibility, average annual capital expenditures other than for remediation projects are presently expected to be about $85 million over the next two years. This level is in line with existing levels for new or expanded programs to build facilities or modify manufacturing processes to minimize waste and reduce emissions.

      GE also is involved in a sizable number of remediation actions to clean up hazardous wastes as required by federal and state laws. Such statutes require that responsible parties fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site. Expenditures for site remediation actions amounted to approximately $76 million in 1995, compared with $98 million in 1994. It is presently expected that remediation actions will require average annual expenditures in the range of $80 million to $110 million over the next two years. Liabilities for remediation costs are based on management's best estimate of future costs; when there appears to be a range of possible costs with equal likelihood, liabilities are based on the lower end of such range. Possible insurance recoveries are not considered in estimating liabilities.

      It is difficult to estimate with any meaning the annual level of future remediation expenditures because of the many uncertainties, including uncertainties about the status of laws, regulations, technology and information related to individual sites. Subject to the foregoing, management believes that capital expenditures and remediation actions to comply with the present laws governing environmental protection will not have a material effect on consolidated earnings, liquidity or competitive position. In making this determination, management considered the fact that, if remediation expenditures were to continue at the 1995 level, liabilities recorded at the end of 1995 would be sufficient to cover expenditures through the end of 2001, and that the probability of incurring more than nominal expenditures beyond 2015 is remote. Of course, lower annual expenditures could be incurred over a longer period without increasing the total expenditures.

- -----------------------------------------------------------------------------
GE SHARE PRICE ACTIVITY
                        1991        1992        1993        1994        1995
- -----------------------------------------------------------------------------
High                  $39.00      $43.75      $53.50     $54.875     $73.125
Low                    26.50      36.375      40.375       45.00      49.875
Close                  38.25       42.75       52.44       51.00       72.00
- -----------------------------------------------------------------------------

Annual Report Page No. 43

SELECTED FINANCIAL DATA
                                                      -----------------------------------------------------------------
(Dollar amounts in millions;
per-share amounts in dollars)                             1995         1994            1993             1992       1991
- -----------------------------------------------------------------------------------------------------------------------
GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
   Revenues                                           $ 70,028      $60,109         $55,701          $53,051    $51,283
   Earnings from continuing operations                   6,573        5,915           4,184            4,137      3,943
   Earnings (loss) from discontinued operations              -       (1,189)            993              588        492
   Earnings before accounting changes                    6,573        4,726           5,177            4,725      4,435
   Net earnings                                          6,573        4,726           4,315            4,725      2,636
   Dividends declared                                    2,838        2,546           2,229            1,985      1,808
   Earned on average share owners' equity                23.5%        18.1%           17.5%            20.9%      12.2%
   Per share
      Earnings from continuing operations             $   3.90      $  3.46         $  2.45          $  2.41    $  2.27
      Earnings (loss) from discontinued operations           -        (0.69)           0.58             0.34       0.28
      Earnings before accounting changes                  3.90         2.77            3.03             2.75       2.55
      Net earnings                                        3.90         2.77            2.52             2.75       1.51
      Dividends declared                                  1.69         1.49           1.305             1.16       1.04
      Stock price range                          73 1/8-49 7/8    54 7/8-45   53 1/2-40 3/8    43 3/4-36 3/8  39-26 1/2
   Total assets of continuing operations               228,035      185,871         166,413          135,472    123,115
   Long-term borrowings                                 51,027       36,979          28,194           25,298     22,602
   Shares outstanding - average (in thousands)       1,683,812    1,708,738       1,707,979        1,714,396  1,737,863
   Share owner accounts - average                      460,000      458,000         464,000          481,000    495,000
   Employees at year end
      United States                                    150,000      156,000         157,000          168,000    173,000
      Other countries                                   72,000       60,000          59,000           58,000     62,000
      Discontinued operations (primarily U.S.)               -        5,000           6,000           42,000     49,000
                                                      --------      -------         -------          -------    -------
      Total employees                                  222,000      221,000         222,000          268,000    284,000
                                                      ========      =======         =======          =======    =======
- -----------------------------------------------------------------------------------------------------------------------
GE DATA
   Short-term borrowings                              $  1,666        $ 906         $ 2,391          $ 3,448    $ 3,482
   Long-term borrowings                                  2,277        2,699           2,413            3,420      4,332
   Minority interest                                       434          382             355              350        353
   Share owners' equity                                 29,609       26,387          25,824           23,459     21,683
                                                      --------      -------         -------          -------    -------
      Total capital invested                          $ 33,986      $30,374         $30,983          $30,677    $29,850
                                                      ========      =======         =======          =======    =======
   Return on average total capital invested              21.3%        15.9%           15.2%            16.9%      11.1%
   Borrowings as a percentage of total capital invested  11.6%        11.9%           15.5%            22.4%      26.2%
   Working capital                                    $    204      $   544         $  (419)         $  (822)   $  (231)
   Property, plant and equipment additions               1,831        1,743           1,588            1,445      2,164
   Year-end orders backlog                              25,507       24,324          22,861           25,434     26,049
- -----------------------------------------------------------------------------------------------------------------------

GECS DATA
   Revenues                                           $ 26,492      $19,875         $17,276          $14,418    $13,053
   Earnings from continuing operations                   2,415        2,085           1,567            1,331      1,221
   Earnings (losses) from discontinued operations            -       (1,189)            240              168         54
   Net earnings                                          2,415          896           1,807            1,499      1,256
   Share owner's equity                                 12,774        9,380          10,809            8,884      7,758
   Minority interest                                     2,522        1,465           1,301              994        865
   Borrowings from others                              111,598       91,399          81,052           72,360     63,313
   Ratio of debt to equity at GE Capital <F1>           7.89:1       7.94:1          7.96:1           7.91:1     7.80:1
   Total assets of GE Capital                         $160,825     $130,904        $117,939          $92,632    $80,528
   Reserve coverage on financing receivables             2.63%        2.63%           2.63%            2.63%      2.63%
   Insurance premiums written                         $  6,158      $ 3,962         $ 3,956          $ 2,900    $ 2,155
- ------------------------------------------------------------------------------------------------------------------------

<F1> Equity excludes unrealized gains and losses on investment securities.

See note 20 to the consolidated financial statements for information about the 1993 accounting change. The 1991 accounting change represented the adoption of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than
Pensions. "GE" means the basis of consolidation as described in note 1 to the consolidated financial statements; "GECS"
means General Electric Capital Services, Inc. and all of its affiliates and associated companies. Transactions between
GE and GECS have been eliminated from the "consolidated information."

Annual Report Page No. 44

MANAGEMENT'S DISCUSSION OF FINANCIAL RESPONSIBILITY

The financial data in this report, including the audited financial statements, have been prepared by management using the best available information and applying judgment. Accounting principles used in preparing the financial statements are those that are generally accepted in the United States.

      Management believes that a sound, dynamic system of internal financial controls that balances benefits and costs provides the best safeguard for Company assets. Professional financial managers are responsible for implementing and overseeing the financial control system, reporting on management's stewardship of the assets entrusted to it by share owners and maintaining accurate records.

      GE is dedicated to the highest standards of integrity, ethics and social responsibility. This dedication is reflected in written policy statements covering, among other subjects, environmental protection, potentially conflicting outside interests of employees, compliance with antitrust laws, proper business practices and adherence to the highest standards of conduct and practices in transactions with the U.S. government. Management continually emphasizes to all employees that even the appearance of impropriety can erode public confidence in the Company. Ongoing education and communication programs and review activities, such as those conducted by the Company's Policy Compliance Review Board, are designed to create a strong compliance culture - one that encourages employees to raise their policy questions and concerns and that prohibits retribution for doing so.

      KPMG Peat Marwick LLP provides an objective, independent review of management's discharge of its obligations relating to the fairness of reporting operating results and financial condition. Their report for 1995 appears below.

      The Audit Committee of the Board (consisting solely of Directors from outside GE) maintains an ongoing appraisal - on behalf of share owners - of the activities and independence of the Company's independent auditors, the activities of its internal audit staff, financial reporting process, internal financial controls and compliance with key Company policies.

/s/ John F. Welch, Jr.              /s/ Dennis D. Dammerman
- ----------------------------        ---------------------------
John F. Welch, Jr.                  Dennis D. Dammerman
Chairman of the Board and           Senior Vice President
Chief Executive Officer             Finance

February 9, 1996




Independent Auditors' Report

To Share Owners and Board of Directors of

General Electric Company

We have audited the financial statements of General Electric Company and consolidated affiliates as listed in Item 14 (a)(1) on page 27. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in Item 14 (a)(2) on page 27. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of General Electric Company and consolidated affiliates at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in note 20 to the consolidated financial statements, the Company in 1993 adopted a required change in its method of accounting for postemployment benefits.



/s/ KPMG Peat Marwick LLP

- ----------------------------------------

KPMG Peat Marwick LLP
Stamford, Connecticut
February 9, 1996

Annual Report Page No. 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION. The consolidated financial statements represent the adding together of all affiliates - companies that General Electric directly or indirectly controls, either through majority ownership or otherwise. Results of associated companies - generally companies that are 20% to 50% owned and over which GE, directly or indirectly, has significant influence - are included in the financial statements on a "one-line" basis.

FINANCIAL STATEMENT PRESENTATION. Financial data and related measurements are presented in the following categories.

      * GE. This represents the adding together of all affiliates other than General Electric Capital Services, Inc. ("GECS"), whose continuing operations are presented on a one-line basis.

      * GECS. This affiliate owns all of the common stock of General Electric Capital Corporation (GE Capital) and GE Global Insurance Holding Corporation (GE Global Insurance). GE Capital, GE Global Insurance and their respective affiliates are consolidated in the GECS columns and constitute its business.

      * CONSOLIDATED. These data represent the adding together of GE and GECS.

      The effects of transactions among related companies within and between each of the above-mentioned groups are eliminated. Transactions between GE and GECS are not material.

      Certain prior-year amounts have been reclassified to conform to the 1995 presentation.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

SALES OF GOODS AND SERVICES. A sale is recorded when title passes to the customer or when services are performed in accordance with contracts.

GECS REVENUES FROM OPERATIONS ("EARNED INCOME"). Income on all loans is recognized on the interest method. Accrual of interest income is suspended at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days delinquent. Interest income on impaired loans is recognized either as cash is collected or on a cost-recovery basis as conditions warrant.

      Financing lease income is recorded on the interest method so as to produce a level yield on funds not yet recovered. Estimated unguarantied residual values of leased assets are based primarily on periodic independent appraisals of the values of leased assets remaining at expiration of the lease terms.

      Operating lease income is recognized on a straight-line basis over the terms of underlying leases.

      Origination, commitment and other nonrefundable fees related to fundings are deferred and recorded in earned income on the interest method. Commitment fees related to loans not expected to be funded and line-of-credit fees are deferred and recorded in earned income on a straight-line basis over the period to which the fees relate. Syndication fees are recorded in earned income at the time related services are performed unless significant contingencies exist.

      Premiums on insurance contracts are reported as earned income over the terms of the related reinsurance treaties or insurance policies. In general, earned premiums are calculated on a pro rata basis or are determined based on reports received from reinsureds. Premium adjustments under retrospectively rated reinsurance contracts are recorded based on estimated losses and loss expenses, including both case and incurred-but-not-reported reserves. Premiums received under annuity contracts that do not have significant mortality or morbidity risk are not reported as revenues but as annuity benefits - a liability - and are adjusted according to terms of the respective policies.

DEPRECIATION AND AMORTIZATION. The cost of most of GE's manufacturing plant and equipment is depreciated using an accelerated method based primarily on a sum-of-the-years digits formula. If manufacturing plant and equipment is subject to abnormal economic conditions or obsolescence, additional depreciation is provided.

      The cost of GECS' equipment leased to others on operating leases is amortized, principally on a straight-line basis, to estimated net salvage value over the lease term or over the estimated economic life of the equipment. Depreciation of property and equipment for GECS' own use is recorded on either a sum-of-the-years digits formula or a straight-line basis over the lives of the assets.

RECOGNITION OF LOSSES ON FINANCING RECEIVABLES AND INVESTMENTS. GECS maintains an allowance for losses on financing receivables at an amount that it believes is sufficient to provide adequate protection against future losses in the portfolio. When collateral is repossessed in satisfaction of a loan, the receivable is written down against the allowance for losses to estimated fair value less costs to sell, transferred to other assets and subsequently carried at the lower of cost or estimated fair value less costs to sell. This accounting method has been employed principally for specialized financing transactions.

      See note 8 for further information on GECS' allowance for losses on financing receivables.

Annual Report Page No. 46

CASH EQUIVALENTS. Marketable securities with original maturities of three months or less are included in cash equivalents.

INVESTMENT SECURITIES. The Company has designated its investments in debt securities and marketable equity securities as available-for-sale. Those securities are reported at fair value, with net unrealized gains and losses included in equity, net of applicable taxes. Unrealized losses that are other than temporary are recognized in earnings.

INVENTORIES. All inventories are stated at the lower of cost or realizable values. Cost for virtually all of GE's U.S. inventories is stated on a last-in, first-out (LIFO) basis; cost of other inventories is primarily determined on a first-in, first-out (FIFO) basis.

INTANGIBLE ASSETS. Goodwill is amortized over its estimated period of benefit on a straight-line basis; other intangible assets are amortized on appropriate bases over their estimated lives. No amortization period exceeds 40 years. Goodwill in excess of associated expected operating cash flows is considered to be impaired and is written down to fair value.

DEFERRED INSURANCE ACQUISITION COSTS. For the property and casualty business, deferred insurance acquisition costs are amortized pro rata over the contract periods in which the related premiums are earned. For the life insurance business, these costs are amortized over the premium-paying periods of the contracts in proportion either to anticipated premium income or to gross profit, as appropriate. For certain annuity contracts, such costs are amortized on the basis of anticipated gross profits. For other lines of business, acquisition costs are amortized over the life of the related insurance contracts. Deferred insurance acquisition costs are reviewed for recoverability; anticipated investment income is considered in making recoverability evaluations.

INTEREST RATE AND CURRENCY RISK MANAGEMENT. As a matter of policy, neither GE nor GECS engages in derivatives trading, market-making or other speculative activities. Any instrument designated but ineffective as a hedge is marked to market and recognized in operations immediately.

      GE and GECS use swaps primarily to optimize funding costs. To a lesser degree, and in combination with options and limit contracts, GECS uses swaps to stabilize cash flows from mortgage-related assets.

      Interest rate and currency swaps that modify borrowings or designated assets, including swaps associated with forecasted commercial paper renewals, are accounted for on an accrual basis. Both GE and GECS require all other swaps, as well as options and forwards, to be designated and accounted for as hedges of specific assets, liabilities or committed transactions; resulting payments and receipts are recognized contemporaneously with effects of hedged transactions. A payment or receipt arising from early termination of an effective hedge is accounted for as an adjustment to the basis of the hedged transaction.

2. DISCONTINUED OPERATIONS

A summary of discontinued operations follows.

- -------------------------------------------------------------------------
(In millions)                                          1994         1993
- -------------------------------------------------------------------------
Earnings (loss) from GECS securities
    broker-dealer                                   $(1,189)        $240
Earnings from GE Aerospace                                -          753
                                                    -------         ----
Earnings (loss) from discontinued operations        $(1,189)        $993
                                                    =======         ====
- -------------------------------------------------------------------------

GECS SECURITIES BROKER-DEALER. In November 1994, GE elected to terminate the operations of Kidder, Peabody Group Inc. (Kidder, Peabody), the GECS securities broker-dealer, by initiating an orderly liquidation of its assets and liabilities. As part of the liquidation plan, GE received securities of Paine Webber Group Inc. valued at $657 million in exchange for certain broker-dealer assets and operations. Summary operating results of the discontinued broker-dealer operations follow.

- -------------------------------------------------------------------------
(In millions)                                          1994         1993
- -------------------------------------------------------------------------
Revenues                                            $ 4,578       $4,861
                                                    =======       ======
Earnings (loss) before income taxes                   $(551)      $  439
Income tax benefit (provision)                          230         (199)
                                                    -------       ------
Earnings (loss) from discontinued operations           (321)         240
Provision for loss, net of income tax
    benefit of $266                                    (868)           -
                                                    -------        -----
Earnings (loss) from GECS securities
    broker-dealer                                   $(1,189)      $  240
                                                    =======       ======
- -------------------------------------------------------------------------

      The 1994 provision of $868 million after taxes, shown in the summary above, related to exit costs associated with liquidation of Kidder, Peabody. This liquidation was substantially complete as of December 31, 1995.

GE AEROSPACE. In April 1993, General Electric Company transferred GE's Aerospace business segment, GE Government Services, Inc., and a component of GE that operated Knolls Atomic Power Laboratory under a contract with the U.S. Department of Energy to a new company controlled by the shareholders of Martin Marietta Corporation in a transaction valued at $3.3 billion. Summary operating results of discontinued aerospace operations follow.

- -------------------------------------------------------------------------
(In millions)                                                       1993
- -------------------------------------------------------------------------
Revenues                                                            $996
                                                                    ====
Earnings before income taxes                                        $119
Provision for income taxes                                           (44)
                                                                    ----
Earnings from discontinued operations                                 75
Gain on transfer, net of income taxes of $752                        678
                                                                    ----
Earnings from GE Aerospace                                          $753
                                                                    ====
- -------------------------------------------------------------------------

Annual Report Page No. 47

3. GE OTHER INCOME

- -------------------------------------------------------------------------
(In millions)                            1995          1994         1993
- -------------------------------------------------------------------------
Royalty and technical agreements         $453          $395         $371
Associated companies                      111           115           65
Marketable securities and bank deposits    70            77           75
Customer financing                         26            28           29
Other investments
   Dividends                               62            62           50
   Interest                                18            21           21
Other items                                13            85          119
                                         ----          ----         ----
                                         $753          $783         $730
                                         ====          ====         ====
- -------------------------------------------------------------------------

4. GECS REVENUES FROM OPERATIONS

- -------------------------------------------------------------------------
(In millions)                            1995          1994         1993
- -------------------------------------------------------------------------
Time sales, loan, investment
   and other income                   $13,004        $9,709       $7,997
Financing leases                        3,176         2,539        2,315
Operating lease rentals                 4,080         3,802        3,267
Premium and commission income of
   insurance affiliates                 6,232         3,825        3,697
                                      -------       -------      -------
                                      $26,492       $19,875      $17,276
                                      =======       =======      =======
- -------------------------------------------------------------------------

      Included in earned income from financing leases were pretax gains on the sale of equipment at lease completion of $191 million in 1995, $180 million in 1994 and $145 million in 1993.

5. SUPPLEMENTAL COST DETAILS

Total expenditures for research and development were $1,892 million, $1,741 million and $1,955 million in 1995, 1994 and 1993, respectively. The Company-funded portion aggregated $1,299 million in 1995, $1,176 million in 1994 and $1,297 million in 1993.

      Rental expense under operating leases is shown below.

- -------------------------------------------------------------------------
(In millions)                            1995          1994         1993
- -------------------------------------------------------------------------
GE                                        $523          $514         $635
GECS                                       524           468          413
- -------------------------------------------------------------------------

      At December 31, 1995, minimum rental commitments under noncancelable operating leases aggregated $2,705 million and $3,119 million for GE and GECS, respectively. Amounts payable over the next five years are shown below.

- -------------------------------------------------------------------------
(In millions)        1996        1997        1998        1999        2000
- -------------------------------------------------------------------------
GE                   $358        $324        $275        $216        $164
GECS                  434         384         345         320         288
- -------------------------------------------------------------------------

      GE's selling, general and administrative expense totaled $5,743 million in 1995, $5,211 million in 1994 and $5,124 million in 1993. Insignificant amounts of interest were capitalized by GE and GECS in 1995, 1994 and 1993.

6. PENSION BENEFITS

GE and its affiliates sponsor a number of pension plans. Principal pension plans are discussed below; other pension plans are not significant individually or in the aggregate.

PRINCIPAL PENSION PLANS are the GE Pension Plan and the GE Supplementary Pension Plan.

      The GE Pension Plan covers substantially all GE employees and 65% of GECS employees in the United States. Generally, benefits are based on the greater of a formula recognizing career earnings or a formula recognizing length of service and final average earnings. Benefit provisions are subject to collective bargaining. At the end of 1995, the GE Pension Plan covered approximately 462,000 participants, including 134,000 employees, 147,000 former employees with vested rights to future benefits, and 181,000 retirees and beneficiaries receiving benefits.

      The GE Supplementary Pension Plan is an unfunded plan providing supplementary retirement benefits primarily to higher-level, longer-service U.S. employees.

      Details of income for principal pension plans follow.

- -------------------------------------------------------------------------
PENSION PLAN INCOME
(In millions)                            1995          1994         1993
- -------------------------------------------------------------------------
Actual return on plan assets          $ 5,439       $   316      $ 3,221
Unrecognized portion of return         (3,087)        1,951       (1,066)
Service cost for benefits earned <F1>    (469)         (496)        (452)
Interest cost on benefit obligation    (1,580)       (1,491)      (1,486)
Amortization                              394           294          352
                                      -------       -------      -------
Total pension plan income             $   697       $   574      $   569
                                      =======       =======      =======
- -------------------------------------------------------------------------

<F1>  Net of employee contributions.
- -------------------------------------------------------------------------

      Actual return on trust assets in 1995 was 21.2%, compared with the 9.5% assumed return on such assets. The effect of this higher return will be recognized in future years.

      The 1993 gain on transfer of discontinued Aerospace operations included a pretax pension plan curtailment/settlement loss of $125 million.

Annual Report Page No. 48

FUNDING POLICY for the GE Pension Plan is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws plus such additional amounts as GE may determine to be appropriate. GE has not made contributions since 1987 because the fully funded status of the GE Pension Plan precludes current tax deduction and because any Company contribution would require payment of annual excise taxes.

- -------------------------------------------------------------------------
FUNDED STATUS OF PENSION PLANS
December 31 (In millions)                              1995         1994
- -------------------------------------------------------------------------
Market-related value of assets                      $27,795      $25,441
Projected benefit obligation                         23,119       19,334
- -------------------------------------------------------------------------

      The market-related value of pension assets recognizes market appreciation or depreciation in the portfolio over five years, a method that reduces the short-term impact of market fluctuations.

      Plan assets are held in trust and consist mainly of common stock and fixed-income investments. GE common stock represents about 3% of trust assets.

      An analysis of amounts shown in the Statement of Financial Position is shown below.

- -------------------------------------------------------------------------
PREPAID PENSION ASSET
December 31 (In millions)                              1995         1994
- -------------------------------------------------------------------------
Fair value of trust assets                          $30,200      $26,166
Projected benefit obligation                        (23,119)     (19,334)
                                                    -------      -------
Assets in excess of obligation                        7,081        6,832
Add (deduct) unamortized balances
   SFAS No. 87 transition gain                         (769)        (923)
   Experience gains                                  (2,127)      (2,548)
   Plan amendments                                      523          602
Pension liability                                       564          526
                                                    -------      -------
PREPAID PENSION ASSET                                $5,272       $4,489
                                                    =======      =======
- -------------------------------------------------------------------------

      The accumulated benefit obligation was $22,052 million and $18,430 million at year-end 1995 and 1994, respectively; the vested benefit obligation was approximately equal to the accumulated benefit obligation at the end of both years.

ACTUARIAL ASSUMPTIONS AND TECHNIQUES used to determine costs and benefit obligations for principal pension plans follow.

- -------------------------------------------------------------------------
ACTUARIAL ASSUMPTIONS
December 31                                            1995         1994
- -------------------------------------------------------------------------
Discount rate                                           7.0%         8.5%
Compensation increases                                  4.0          5.5
Return on assets for the year                           9.5          9.5
- -------------------------------------------------------------------------

      Experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, are amortized over employees' average future service period.

7. RETIREE HEALTH AND LIFE BENEFITS

GE and its affiliates sponsor a number of retiree health and life insurance benefit plans. Principal retiree benefit plans are discussed below; other such plans are not significant individually or in the aggregate.

PRINCIPAL RETIREE BENEFIT PLANS generally provide health and life insurance benefits to employees who retire under the GE Pension Plan with 10 or more years of service. Retirees share in the cost of their health care benefits. Benefit provisions are subject to collective bargaining. At the end of 1995, these plans covered approximately 252,000 retirees and dependents.

      Details of cost for principal retiree benefit plans follow.

- -------------------------------------------------------------------------
COST OF RETIREE BENEFIT PLANS
(In millions)                            1995          1994         1993
- -------------------------------------------------------------------------
RETIREE HEALTH PLANS
Service cost for benefits earned          $73           $78          $49
Interest cost on benefit obligation       189           191          192
Actual return on plan assets                -             -           (3)
Unrecognized portion of return              -            (1)           1
Amortization                              (12)           (3)         (26)
                                      -------       -------      -------
Retiree health plan cost                  250           265          213
                                      -------       -------      -------
RETIREE LIFE PLANS
Service cost for benefits earned           13            24           21
Interest cost on benefit obligation       108           105          111
Actual return on plan assets             (329)           (2)        (152)
Unrecognized portion of return            206          (120)          42
Amortization                                1             8            7
                                      -------       -------      -------
Retiree life plan cost (income)            (1)           15           29
                                      -------       -------      -------
TOTAL COST                               $249          $280         $242
                                      =======       =======      =======
- -------------------------------------------------------------------------

      The 1993 gain on transfer of discontinued Aerospace operations included a pretax retiree health and life plan curtailment/settlement gain of $245 million.

FUNDING POLICY for retiree health benefits is generally to pay covered expenses as they are incurred. GE funds retiree life insurance benefits at its discretion and within limits imposed by tax laws.

- -------------------------------------------------------------------------
FUNDED STATUS OF RETIREE BENEFIT PLANS
December 31 (In millions)                              1995         1994
- -------------------------------------------------------------------------
                                                     c>
Market-related value of assets                       $1,430       $1,346
Accumulated postretirement benefit obligation         4,089        3,701
- -------------------------------------------------------------------------

      The market-related value of assets of retiree life plans recognizes market appreciation or depreciation in the portfolio over five years, a method that reduces the short-term impact of market fluctuations.

      Plan assets are held in trust and consist mainly of common stock and fixed-income investments. GE common stock represents about 2% of trust assets.

Annual Report Page No. 49

      An analysis of amounts shown in the Statement of Financial Position is shown below.

- -----------------------------------------------------------------------------------------------
RETIREE BENEFIT LIABILITY/ASSET
                                                 Retiree health plans        Retiree life plans
                                                 --------------------       -------------------
December 31 (In millions)                           1995         1994          1995        1994
- -----------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
   Retirees and dependents                        $1,984       $1,858        $1,314      $1,099
   Employees eligible to retire                       95          101            53          55
   Other employees                                   451          427           192         161
                                                  ------       ------        ------      ------
                                                   2,530        2,386         1,559       1,315
Less fair value of trust assets                        -            -        (1,556)     (1,323)
                                                  ------       ------        ------      ------
Obligation over (under) assets                     2,530        2,386             3          (8)
Add (deduct) unamortized balances
   Experience losses                                (292)        (112)         (199)       (198)
   Plan amendments                                   177          188           119         130
                                                  ------       ------        ------      ------
RETIREE BENEFIT LIABILITY (PREPAID ASSET)         $2,415       $2,462          $(77)       $(76)
                                                  ======       ======        ======      ======
- -----------------------------------------------------------------------------------------------

ACTUARIAL ASSUMPTIONS AND TECHNIQUES used to determine costs and benefit obligations for principal retiree benefit plans are shown below.

- -------------------------------------------------------------------------
ACTUARIAL ASSUMPTIONS
December 31                                            1995         1994
- -------------------------------------------------------------------------
Discount rate                                           7.0%         8.5%
Compensation increases                                  4.0          5.5
Health care cost trend                                  8.5 <F1>     9.0  <F2>
Return on assets for the year                           9.5          9.5
- -------------------------------------------------------------------------

<F1>  Gradually declining to 5.0% after 2002.
<F2>  Gradually declining to 5.0% after 2022.
- -------------------------------------------------------------------------

      Increasing the health care cost trend rates by one percentage point would not have had a material effect on the December 31, 1995, accumulated postretirement benefit obligation or the annual cost of retiree health plans.

      Experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, are amortized over employees' average future service period.

8. GECS ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

GECS allowance for losses on financing receivables represented 2.63% of total financing receivables at year-end 1995 and 1994. The allowance for small-balance receivables is determined principally on the basis of actual experience during the preceding three years. Further allowances are provided to reflect management's judgment of additional loss potential. For other receivables, principally the larger loans and leases, the allowance for losses is determined primarily on the basis of management's judgment of net loss potential, including specific allowances for known troubled accounts. The table below shows the activity in the allowance for losses on financing receivables during each of the past three years.

- -------------------------------------------------------------------------
(In millions)                            1995          1994         1993
- -------------------------------------------------------------------------
Balance at January 1                   $2,062        $1,730       $1,607
Provisions charged to operations        1,117           873          987
Net transfers related to companies
    acquired or sold                      217           199          126
Amounts written off - net                (877)         (740)        (990)
                                       ------        ------       ------
Balance at December 31                 $2,519        $2,062       $1,730
                                       ======        ======       ======
- -------------------------------------------------------------------------

      All accounts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for losses. Generally, small-balance accounts are progressively written down (from 10% when more than three months delinquent to 100% when 9 to 12 months delinquent) to record the balances at estimated realizable value. If at any time during that period an account is judged to be uncollectible, such as in the case of a bankruptcy, the uncollectible balance is written off. Large-balance accounts are reviewed at least quarterly, and those accounts with amounts that are judged to be uncollectible are written down to estimated realizable value.

Annual Report Page No. 50

9. PROVISION FOR INCOME TAXES

- ------------------------------------------------------------------------------------------
(In millions)                                             1995         1994          1993
- ------------------------------------------------------------------------------------------
GE
Estimated amounts payable                               $1,696       $1,305        $1,207
Deferred tax expense from temporary differences            373          592           120
Investment credit amortized - net                          (10)         (15)          (17)
                                                        ------       ------        ------
                                                         2,059        1,882         1,310
                                                        ------       ------        ------
GECS
Estimated amounts payable                                  434          447           221
Deferred tax expense from temporary differences            678          431           428
Investment credit amortized - net                           (7)         (14)           (7)
                                                        ------       ------        ------
                                                         1,105          864           642
                                                        ------       ------        ------
CONSOLIDATED
Estimated amounts payable                                2,130        1,752         1,428
Deferred tax expense from temporary differences          1,051        1,023           548
Investment credit amortized - net                          (17)         (29)          (24)
                                                        ------       ------        ------
                                                        $3,164       $2,746        $1,952
                                                        ======       ======        ======
- ------------------------------------------------------------------------------------------

      GE includes GECS in filing a consolidated U.S. federal income tax return. GECS' provision for estimated taxes payable includes its effect on the consolidated return.

      Estimated consolidated amounts payable includes amounts applicable to non-U.S. jurisdictions of $721 million, $453 million and $302 million in 1995, 1994 and 1993, respectively.

      Deferred income tax balances reflect the impact of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. See note 22 for details.

      Except for certain earnings that GE intends to reinvest indefinitely, provision has been made for the estimated U.S. federal income tax liabilities applicable to undistributed earnings of affiliates and associated companies.

      Based on location (not tax jurisdiction) of the business providing goods and services, consolidated U.S. income before taxes was $8.1 billion in 1995, $7.5 billion in 1994 and $5.6 billion in 1993. The corresponding amounts for non-U.S. based operations were $1.6 billion in 1995, $1.2 billion in 1994 and $0.5 billion in 1993.

- --------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF U.S. FEDERAL                  Consolidated                        GE                          GECS
STATUTORY TAX RATE TO ACTUAL RATE        -------------------------     -------------------------      --------------------------
                                         1995       1994      1993     1995       1994      1993       1995      1994       1993
- --------------------------------------------------------------------------------------------------------------------------------
Statutory U.S. federal income tax rate   35.0%      35.0%     35.0%    35.0%      35.0%     35.0%      35.0%     35.0%      35.0%
                                         ----       ----      ----     ----       ----      ----       ----      ----       ----
Increase (reduction) in rate resulting from:
   Inclusion of after-tax earnings of
      GECS in before-tax earnings of GE     -          -         -     (9.8)      (9.4)    (10.0)         -         -          -
   Rate increase - deferred taxes           -          -       1.6        -          -      (0.2)         -         -        5.2
   Amortization of goodwill               1.1        1.1       1.5      0.8        0.8       1.2        1.1       1.0        1.2
   Tax-exempt income                     (2.1)      (2.4)     (2.9)       -          -         -       (5.8)     (6.9)      (8.3)
   Foreign Sales Corporation tax
      benefits                           (0.9)      (1.1)     (1.3)    (1.1)      (1.2)     (1.5)         -         -          -
   Dividends received, not fully
      taxable                            (0.5)      (0.5)     (0.7)    (0.2)      (0.3)     (0.3)      (0.8)     (0.8)      (1.2)
   All other - net                       (0.1)      (0.4)     (1.4)    (0.8)      (0.8)     (0.4)       1.9       1.0       (2.8)
                                         ----       ----      ----     ----       ----      ----       ----      ----       ----
                                         (2.5)      (3.3)     (3.2)   (11.1)     (10.9)    (11.2)      (3.6)     (5.7)      (5.9)
                                         ----       ----      ----     ----       ----      ----       ----      ----       ----
Actual income tax rate                   32.5%      31.7%     31.8%    23.9%      24.1%     23.8%      31.4%     29.3%      29.1%
                                         ====       ====      ====     ====       ====      ====       ====      ====       ====
- --------------------------------------------------------------------------------------------------------------------------------

Annual Report Page No. 51

10. GECS INVESTMENT SECURITIES

- -----------------------------------------------------------------------------------------------
                                                                  Gross       Gross
                                                  Amortized  unrealized  unrealized   Estimated
(In millions)                                          cost       gains      losses  fair value
- -----------------------------------------------------------------------------------------------
DECEMBER 31, 1995
Corporate and other                                 $12,313     $   463    $    (63)    $12,713
State and municipal                                   9,460         570         (11)     10,019
Mortgage-backed                                       5,991         255         (65)      6,181
Non-U.S.                                              6,887         213         (37)      7,063
Equity                                                2,843         412         (59)      3,196
U.S. government and federal agency                    1,817          77          (3)      1,891
                                                    -------     -------     -------     -------
                                                    $39,311     $ 1,990     $  (238)    $41,063
                                                    =======     =======     =======     =======
DECEMBER 31, 1994
Corporate and other                                 $10,883          $4       $(763)    $10,124
State and municipal                                   9,193         146        (392)      8,947
Mortgage-backed                                       4,927          82        (220)      4,789
Non-U.S.                                              3,892          20         (76)      3,836
Equity                                                2,147         201        (180)      2,168
U.S. government and federal agency                    1,185           -        (177)      1,008
                                                    -------     -------     -------     -------
                                                    $32,227        $453     $(1,808)    $30,872
                                                    =======     =======     =======     =======
- -----------------------------------------------------------------------------------------------

      At December 31, 1995, contractual maturities of debt securities, other than mortgage-backed securities, were as follows:

- -------------------------------------------------------------------------
GECS CONTRACTUAL MATURITIES
(EXCLUDING MORTGAGE-BACKED SECURITIES)
                                                  Amortized    Estimated
(In millions)                                          cost   fair value
- -------------------------------------------------------------------------
Due in
1996                                                 $2,359       $2,386
1997-2000                                             9,753        9,982
2001-2005                                             6,821        7,129
2006 and later                                       11,544       12,189
- -------------------------------------------------------------------------

      It is expected that actual maturities will differ from contractual maturities because borrowers have the right to call or prepay certain obligations, sometimes without call or prepayment penalties. Proceeds from sales of investment securities in 1995 were $11,017 million ($5,821 million in 1994 and $6,112 million in 1993). Gross realized gains were $503 million in 1995 ($281 million in 1994 and $173 million in 1993). Gross realized losses were $157 million in 1995 ($112 million in 1994 and $34 million in 1993).

11. GE CURRENT RECEIVABLES

- -------------------------------------------------------------------------
December 31 (In millions)                              1995         1994
- -------------------------------------------------------------------------
Aircraft Engines                                     $1,373       $1,183
Appliances                                              595          499
Broadcasting                                            556          493
Industrial Products and Systems                       1,525        1,503
Materials                                             1,322        1,256
Power Generation                                      2,334        1,925
Technical Products and Services                         692          603
All Other                                                94          282
Corporate                                               631          268
                                                     ------       ------
                                                      9,122        8,012
Less allowance for losses                              (231)        (205)
                                                     ------       ------
                                                     $8,891       $7,807
                                                     ======       ======
- -------------------------------------------------------------------------

      Of receivables balances at December 31, 1995 and 1994 before allowance for losses, $6,582 million and $5,668 million, respectively, were from sales of goods and services to customers, and $293 million and $196 million, respectively, were from transactions with associated companies.

      Current receivables of $322 million at year-end 1995 and $387 million at year-end 1994 arose from sales, principally of aircraft engine goods and services, on open account to various agencies of the U.S. government, which is GE's largest single customer. About 5%, 6% and 8% of GE's sales of goods and services were to the U.S. government in 1995, 1994 and 1993, respectively.

12. GE INVENTORIES

- -------------------------------------------------------------------------
December 31 (In millions)                              1995         1994
- -------------------------------------------------------------------------
Raw materials and work in process                   $ 3,205      $ 2,933
Finished goods                                        2,277        2,165
Unbilled shipments                                      258          214
                                                    -------      -------
                                                      5,740        5,312
Less revaluation to LIFO                             (1,345)      (1,432)
                                                    -------      -------
                                                    $ 4,395      $ 3,880
                                                    =======      =======
- -------------------------------------------------------------------------

      LIFO revaluations decreased $87 million in 1995, compared with decreases of $197 million in 1994 and $179 million in 1993. Included in these changes were decreases of $88 million, $72 million and $101 million in 1995, 1994 and 1993, respectively, that resulted from lower LIFO inventory levels. There was no cost change in 1995 and net cost decreases in 1994 and 1993. As of December 31, 1995, GE is obligated to acquire raw materials at market prices through the year 2000 under various take-or-pay or similar arrangements. Annual minimum commitments under these arrangements are insignificant.

Annual Report Page No. 52

13. GECS FINANCING RECEIVABLES (INVESTMENT IN TIME SALES, LOANS AND FINANCING LEASES)

- -------------------------------------------------------------------------
December 31 (In millions)                              1995         1994
- -------------------------------------------------------------------------
TIME SALES AND LOANS
Consumer services                                   $33,430      $25,906
Specialized financing                                18,230       17,988
Mid-market financing                                  8,795        5,916
Equipment management                                  1,371        1,516
Specialty insurance                                     189            -
                                                    -------      -------
                                                     62,015       51,326
Deferred income                                      (2,424)      (1,305)
                                                    -------      -------
   Time sales and loans - net                        59,591       50,021
                                                    -------      -------
INVESTMENT IN FINANCING LEASES
Direct financing leases                              33,291       25,916
Leveraged leases                                      2,909        2,482
                                                    -------      -------
   Investment in financing leases                    36,200       28,398
                                                    -------      -------
                                                     95,791       78,419
Less allowance for losses                            (2,519)      (2,062)
                                                    -------      -------
                                                    $93,272      $76,357
                                                    =======      =======
- -------------------------------------------------------------------------

      Time sales and loans represents transactions in a variety of forms, including time sales, revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes time sales and loans carried at the principal amount on which finance charges are billed periodically, and time sales and loans carried at gross book value, which includes finance charges. At year-end 1995 and 1994, specialized financing and consumer services loans included $13,405 million and $13,282 million, respectively, for commercial real estate loans.
Note 16 contains information on airline loans and leases.

      At December 31, 1995, contractual maturities for time sales and loans were $24,543 million in 1996; $11,933 million in 1997; $6,635 million in 1998;
$5,052 million in 1999; $4,424 million in 2000; and $9,428 million thereafter
- - aggregating $62,015 million. Experience has shown that a substantial portion of receivables will be paid prior to contractual maturity. Accordingly, the maturities of time sales and loans are not to be regarded as forecasts of future cash collections.

      Investment in financing leases consists of direct financing and leveraged leases of aircraft, railroad rolling stock, autos, other transportation equipment, data processing equipment and medical equipment, as well as other manufacturing, power generation, mining and commercial equipment and facilities.

      As the sole owner of assets under direct financing leases and as the equity participant in leveraged leases, GECS is taxed on total lease payments received and is entitled to tax deductions based on the cost of leased assets and tax deductions for interest paid to third-party participants. GECS generally is entitled to any residual value of leased assets.

      Investment in direct financing and leveraged leases represents unpaid rentals and estimated unguarantied residual values of leased equipment, less related deferred income. GECS has no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. GECS' share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment.

- ---------------------------------------------------------------------------------------------------------------------
                                                                  Total               Direct
NET INVESTMENT IN FINANCING LEASES                         financing leases     financing leases     Leveraged leases
                                                           ----------------     ----------------     ----------------
December 31 (In millions)                                     1995     1994       1995      1994       1995      1994
- ---------------------------------------------------------------------------------------------------------------------
Total minimum lease payments receivable                    $50,059  $39,968    $37,434   $30,338    $12,625   $ 9,630
Less principal and interest on third-party
    nonrecourse debt                                        (9,329)  (7,103)         -         -     (9,329)   (7,103)
                                                           -------  -------    -------   -------    -------   -------
   Net rentals receivable                                   40,730   32,865     37,434    30,338      3,296     2,527
Estimated unguarantied residual value of leased assets       5,768    4,889      4,630     3,767      1,138     1,122
Less deferred income                                       (10,298)  (9,356)    (8,773)   (8,189)    (1,525)   (1,167)
                                                           -------  -------    -------   -------    -------   -------
INVESTMENT IN FINANCING LEASES (as shown above)             36,200   28,398     33,291    25,916      2,909     2,482
Less amounts to arrive at net investment
   Allowance for losses                                       (745)    (570)      (669)     (471)       (76)      (99)
   Deferred taxes arising from financing leases             (5,746)  (5,075)    (2,959)   (2,470)    (2,787)   (2,605)
                                                           -------  -------    -------   -------    -------   -------
NET INVESTMENT IN FINANCING LEASES                         $29,709  $22,753    $29,663   $22,975    $    46   $  (222)
                                                           =======  =======    =======   =======    =======   =======
- ---------------------------------------------------------------------------------------------------------------------

Annual Report Page No. 53

      At December 31, 1995, contractual maturities for rentals receivable under financing leases were $8,780 million in 1996; $10,418 million in 1997; $6,837 million in 1998; $3,631 million in 1999; $2,126 million in 2000; and
$8,938 million thereafter - aggregating $40,730 million. As with time sales and loans, experience has shown that a portion of receivables will be paid prior to contractual maturity, and these amounts should not be regarded as forecasts of future cash flows.

      Nonearning consumer receivables, primarily private-label credit card receivables, amounted to $671 million and $422 million at December 31, 1995 and 1994, respectively. A majority of these receivables were subject to various loss-sharing arrangements that provide full or partial recourse to the originating private-label entity. Nonearning and reduced-earning receivables other than consumer receivables were $464 million and $346 million at year-end 1995 and 1994, respectively.

      On January 1, 1995, GE adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, and the related SFAS No. 118, Accounting by Creditors for Impairment of a Loan
- - Income Recognition and Disclosures. These Statements do not apply to, among other things, leases or large groups of smaller-balance, homogeneous loans, and therefore are principally relevant to GECS' commercial loans. There was no effect of adopting the Statements on 1995 results of operations or financial position because the allowance for losses established under the previous accounting policy continued to be appropriate following the accounting change. The Statements require disclosures of impaired loans - loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement, based on current information and events. At December 31, 1995, loans that required disclosure as impaired amounted to $867 million, principally commercial real estate loans. For $647 million of such loans, the required allowance for losses was $285 million. The remaining $220 million of loans represents the recorded investment in loans that are fully recoverable, but only because the recorded investment had been reduced through charge-offs or deferral of income recognition. These loans must be disclosed under the Statements' technical definition of "impaired" because GECS will be unable to collect all amounts due according to original contractual terms of the loan agreement. Under the Statements, such loans do not require an allowance for losses. GECS' average investment in impaired loans requiring disclosure under the Statements was $1,037 million during 1995, with revenue of $49 million recognized, principally on the cash basis.

14. PROPERTY, PLANT AND EQUIPMENT (INCLUDING EQUIPMENT LEASED TO OTHERS)

- -------------------------------------------------------------------------
December 31 (In millions)                              1995         1994
- -------------------------------------------------------------------------
ORIGINAL COST
    GE
    Land and improvements                           $   496      $   416
    Buildings, structures and related equipment       6,063        5,547
    Machinery and equipment                          17,184       15,847
    Leasehold costs and manufacturing
       plant under construction                       1,100        1,073
    Other                                                24           24
                                                    -------      -------
                                                     24,867       22,907
                                                    -------      -------
    GECS
    Buildings and equipment                           2,616        1,875
    Equipment leased to others
       Aircraft <F1>                                  5,682        4,601
       Vehicles                                       4,948        4,542
       Marine shipping containers                     3,253        3,333
       Railroad rolling stock                         1,811        1,605
       Other                                          2,769        2,807
                                                    -------      -------
                                                     21,079       18,763
                                                    -------      -------
                                                    $45,946      $41,670
                                                    =======      =======
ACCUMULATED DEPRECIATION, DEPLETION
    AND AMORTIZATION
    GE                                              $14,633      $13,382
    GECS
       Buildings and equipment                          964          794
       Equipment leased to others                     4,670        4,029
                                                    -------      -------
                                                    $20,267      $18,205
                                                    =======      =======
- -------------------------------------------------------------------------

<F1>  Includes $101 million and $226 million of commercial aircraft off-
lease in 1995 and 1994, respectively.
- -------------------------------------------------------------------------

Amortization of GECS' equipment leased to others was $1,702 million, $1,435 million and $1,395 million in 1995, 1994 and 1993, respectively. Noncancelable future rentals due from customers for equipment on operating leases at year-end 1995 totaled $8,412 million and are due as follows:
$2,501 million in 1996; $1,657 million in 1997; $1,119 million in 1998; $732 million in 1999; $450 million in 2000; and $1,953 million thereafter.

Annual Report Page No. 54

15. INTANGIBLE ASSETS

- -------------------------------------------------------------------------
December 31 (In millions)                              1995         1994
- -------------------------------------------------------------------------
GE
Goodwill                                            $ 5,901      $ 5,605
Other intangibles                                       742          731
                                                    -------      -------
                                                      6,643        6,336
                                                    -------      -------
GECS
Goodwill                                              3,984        2,513
Mortgage servicing rights                             1,688        1,351
Other intangibles                                     1,027        1,173
                                                    -------      -------
                                                      6,699        5,037
                                                    -------      -------
                                                    $13,342      $11,373
                                                    =======      =======
- -------------------------------------------------------------------------

      GE's intangible assets are shown net of accumulated amortization of $2,347 million in 1995 and $2,049 million in 1994. GECS' intangible assets are net of accumulated amortization of $1,494 million in 1995 and $988 million in 1994.

16. ALL OTHER ASSETS

- -------------------------------------------------------------------------
December 31 (In millions)                              1995         1994
- -------------------------------------------------------------------------
GE
Investments
    Associated companies <F1>                       $ 1,201      $ 1,945
    Government and government-guarantied
        securities                                      100          273
    Other                                             1,572        1,713
                                                    -------      -------
                                                      2,873        3,931
Prepaid pension asset                                 5,272        4,489
Other                                                 3,756        3,999
                                                    -------      -------
                                                     11,901       12,419
                                                    -------      -------
GECS
Investments
    Assets acquired for resale                        3,998        3,867
    Associated companies <F1>                         3,566        2,098
    Real estate ventures                              1,564        1,400
    Other                                             2,072        1,652
                                                    -------      -------
                                                     11,200        9,017
Deferred insurance acquisition costs                  1,336        1,290
Other                                                 1,868        1,224
                                                    -------      -------
                                                     14,404       11,531
                                                    -------      -------
                                                    $26,305      $23,950
                                                    =======      =======
- -------------------------------------------------------------------------

<F1> Includes advances.
- -------------------------------------------------------------------------

      In line with industry practice, sales of commercial jet aircraft engines often involve long-term customer financing commitments. In making such commitments, it is GE's general practice to require that it have or be able to establish a secured position in the aircraft being financed. Under such airline financing programs, GE had issued loans and guaranties (principally guaranties) amounting to $1,433 million at year-end 1995 and $1,260 million at year-end 1994; and it had entered into commitments totaling $1,505 million and $1,136 million at year-end 1995 and 1994, respectively, to provide financial assistance on future aircraft engine sales. Estimated fair values of the aircraft securing these receivables and associated guaranties exceeded the related account balances and guarantied amounts at December 31, 1995. GE sells certain long-term receivables from the airline industry with recourse. Proceeds from such sales amounted to $297 million in 1995 and $137 million in 1993. No receivables were sold in 1994. Balances outstanding were $487 million and $269 million at December 31, 1995 and 1994, respectively. GECS acts as a lender and lessor to the commercial airline industry. At December 31, 1995 and 1994, the balance of such GECS loans, leases and equipment leased to others was $8,337 million and $7,571 million, respectively. In addition, GECS had issued financial guaranties and funding commitments of $409 million at December 31, 1995 ($506 million at year-end 1994) and had conditional commitments to purchase aircraft at a cost of $141 million ($81 million at year-end 1994).

      At year-end 1995, the National Broadcasting Company had $7,953 million of commitments to acquire broadcast material or the rights to broadcast television programs, including U.S. television rights to future Olympic games, and commitments under long-term television station affiliation agreements that require payments through the year 2008.

      In connection with numerous projects, primarily power generation bids and contracts, GE had issued various bid and performance bonds and guaranties totaling $2,462 million at year-end 1995 and $2,229 million at year-end 1994.

17. GE ALL OTHER CURRENT COSTS AND EXPENSES ACCRUED

At year-end 1995 and 1994, this account included taxes accrued of $1,598 million and $1,238 million, respectively, and compensation and benefit accruals of $1,233 million and $1,191 million, respectively. Also included are amounts for product warranties, estimated costs on shipments billed to customers and a variety of sundry items.

Annual Report Page No. 55

18. BORROWINGS

- -----------------------------------------------------------------------------------------------
SHORT-TERM BORROWINGS                                   1995                         1994
                                               ----------------------      --------------------
December 31                                                   Average                   Average
(In millions)                                  Amount            rate      Amount          rate
- -----------------------------------------------------------------------------------------------
GE
Payable to banks                              $   266            8.18%    $   353          8.21%
Commercial paper (U.S.)                           403            5.72           -
Current portion of long-term debt                 697                         243
Other                                             300                         310
                                              -------                     -------
                                                1,666                         906
                                              -------                     -------
GECS
Commercial paper
    U.S.                                       37,432            5.82      41,759          5.88
    Non-U.S.                                    3,796            6.33       1,938          6.27
Current portion of long-term debt              15,719                       9,695
Other                                           5,861                       3,695
                                              -------                     -------
                                               62,808                      57,087
                                              -------                     -------
ELIMINATIONS                                      (11)                       (212)
                                              -------                     -------
                                              $64,463                     $57,781
                                              =======                     =======
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
LONG-TERM BORROWINGS                         Weighted
December 31                          average interest
(In millions)                                rate <F1>     Maturities        1995          1994
- -----------------------------------------------------------------------------------------------
GE
Senior notes                                     7.16%      1997-2000     $   988       $ 1,480
Payable to banks                                 6.11       1997-2003         482           283
Industrial development/pollution
    control bonds                                3.90       1997-2019         260           261
Other <F2>                                                                    547           675
                                                                          -------       -------
                                                                            2,277         2,699
                                                                          -------       -------
GECS
Senior notes                                     6.56       1997-2055      47,794        33,615
Subordinated notes <F3>                          7.88       2006-2035         996           697
                                                                          -------       -------
                                                                           48,790        34,312
                                                                          -------       -------
ELIMINATIONS                                                                  (40)          (32)
                                                                          -------       -------
                                                                          $51,027       $36,979
                                                                          =======       =======
- -----------------------------------------------------------------------------------------------

<F1>  Includes the effects of associated interest rate and currency swaps.
<F2>  Includes a variety of obligations having various interest rates and maturities, including certain borrowings by parent operating components and affiliates.
<F3>  Guarantied by GE.
- -----------------------------------------------------------------------------------------------

INTEREST RATE AND CURRENCY SWAPS are employed by GE and GECS to achieve the lowest cost of funds for a particular funding strategy. GECS enters into interest rate swaps and currency swaps (including non-U.S. currency and cross-currency interest rate swaps) to modify interest rates and/ or currencies of specific debt instruments. For example, to fund U.S. operations, GE Capital may issue fixed-rate debt denominated in a currency other than the U.S. dollar and simultaneously enter into a currency swap to create synthetic fixed-rate U.S. dollar debt with a lower yield than could be achieved directly. Such interest rate and currency swaps have been designated as modifying interest rates, currencies, or both. Neither GE nor GECS engages in derivatives trading, market-making or other speculative activities.

      GECS used a portion of this interest rate swap portfolio to convert interest rate exposure on short-term and floating rate long-term borrowings to interest rates that are fixed over the terms of the related swaps; interest rate basis swaps also are employed to manage short-term financing factors - for example, to convert commercial paper-based interest costs to prime rate-based costs. At December 31, 1995 and 1994, such swaps were outstanding for principal amounts equivalent to $11,451 million and $9,301 million with maturities from 1996 to 2029 and weighted average interest rates of 6.86% and 6.80%, respectively.

      Aggregate amounts of long-term borrowings that mature during the next five years are as follows.

- -------------------------------------------------------------------------
(In millions)               1996      1997       1998     1999      2000
- -------------------------------------------------------------------------
GE                       $   697   $   527    $ 1,011   $   28    $  276
GECS                      15,719    14,012     11,517    5,480     4,494
- -------------------------------------------------------------------------

      Additional information about GE and GECS borrowings, as well as associated swaps, is provided in note 29.

CONFIRMED CREDIT LINES of approximately $3.1 billion had been extended to GE by 32 banks at year-end 1995. Substantially all of GE's credit lines are available to GECS and its affiliates in addition to their own credit lines.

      At year-end 1995, GECS and its affiliates had committed lines of credit aggregating $20.4 billion with 128 banks, including $9.5 billion of revolving credit agreements pursuant to which it has the right to borrow funds for periods exceeding one year. A total of $1.5 billion of GE Capital's credit lines is available for use by GE.

      During 1995, neither GE nor GECS borrowed under any of these credit lines. Both GE and GECS compensate banks for credit facilities in the form of fees, which were insignificant in each of the past three years.

Annual Report Page No. 56

19. INSURANCE LIABILITIES, RESERVES AND ANNUITY BENEFITS

Insurance liabilities, reserves and annuity benefits comprises policyholders' benefits, unearned premiums and reserves for policy losses in GECS' insurance and annuity businesses. The estimated liability for insurance losses and loss expenses consists of both case and incurred-but-not-reported reserves. Where GECS' experience is not sufficient to determine reserves, industry averages are used. Estimated amounts of salvage and subrogation recoverable on paid and unpaid losses are deducted from outstanding losses. The insurance subsidiaries of GECS have no significant permitted statutory accounting practices that differ from either statutorially prescribed or generally accepted accounting principles.

      Activity in the liability for unpaid claims and claims adjustment expenses is summarized below.

- -------------------------------------------------------------------------
(In millions)                            1995          1994         1993
- -------------------------------------------------------------------------
Balance at January 1 - gross          $ 7,032       $ 6,405      $ 5,484
Less reinsurance recoverables          (1,084)       (1,142)      (1,191)
                                      -------       -------      -------
Balance at January 1 - net              5,948         5,263        4,293
Claims and expenses incurred
    Current year                        3,268         2,016        2,051
    Prior years                           492           558          359
Claims and expenses paid
    Current year                         (706)         (543)        (378)
    Prior years                        (1,908)       (1,432)      (1,048)
Claim reserves related to
    acquired companies                  3,696            49            -
Other                                      19            37          (14)
                                      -------       -------      -------
Balance at December 31 - net           10,809         5,948        5,263
Add reinsurance recoverables            1,853         1,084        1,142
                                      -------       -------      -------
Balance at December 31 - gross        $12,662       $ 7,032      $ 6,405
                                      =======       =======      =======
- -------------------------------------------------------------------------

      The liability for future policy benefits of the life insurance affiliates has been computed mainly by a net-level-premium method based on assumptions for investment yields, mortality and terminations that were appropriate at date of purchase or at the time the policies were developed, including provisions for adverse deviations. Average yields used in these computations ranged from 2.0% to 9.0% in 1995 and 4.0% to 9.1% in 1994.

      Financial guaranties and credit life risk of insurance affiliates are summarized below.

- -------------------------------------------------------------------------
December 31 (In millions)                              1995         1994
- -------------------------------------------------------------------------
Guaranties, principally on municipal
    bonds and structured finance issues            $119,406     $106,726
Mortgage insurance risk in force                     32,599       31,463
Credit life insurance risk in force                  13,670       13,713
Other                                                   110          147
Less reinsurance                                    (21,749)     (19,426)
                                                   --------     --------
                                                   $144,036     $132,623
                                                   ========     ========
- -------------------------------------------------------------------------


20. GE ALL OTHER LIABILITIES

This account includes noncurrent compensation and benefit accruals at year-end 1995 and 1994 of $4,858 million and $4,632 million, respectively. Also included are amounts for deferred incentive compensation, deferred income, product warranties and a variety of sundry items.

      SFAS No. 112, Employers' Accounting for Postemployment Benefits, was adopted as of January 1, 1993. This Statement requires that employers recognize over the service lives of employees the costs of postemployment benefits if certain conditions are met. The principal effect for GE was to change the method of accounting for severance benefits. Under the previous accounting policy, the total cost of severance benefits was expensed when the severance event occurred. The cumulative effect of the accounting change as of January 1, 1993, amounted to $1,306 million before taxes ($862 million, or $0.51 per share, after taxes).

21. RESTRICTED NET ASSETS OF AFFILIATES

Certain GECS consolidated affiliates are restricted from remitting funds to GECS in the form of dividends or loans by a variety of regulations, the purpose of which is to protect affected insurance policyholders, depositors or investors. At year-end 1995, net assets of GECS' regulated affiliates amounted to $14.7 billion, of which $12.5 billion was restricted.

Annual Report Page No. 57

22. DEFERRED INCOME TAXES

Aggregate deferred tax amounts are summarized below.

- -------------------------------------------------------------------------
December 31 (In millions)                              1995         1994
- -------------------------------------------------------------------------
ASSETS
GE                                                   $3,851      $ 3,720
GECS                                                  2,183        2,642
                                                     ------      -------
                                                      6,034        6,362
                                                     ------      -------
LIABILITIES
GE                                                    4,359        3,988
GECS                                                  9,055        7,579
                                                     ------      -------
                                                     13,414       11,567
                                                     ------      -------
NET DEFERRED TAX LIABILITY                           $7,380       $5,205
                                                     ======      =======
- -------------------------------------------------------------------------

      Principal components of the net deferred tax liability balances for GE and GECS are as follows:

- -------------------------------------------------------------------------
December 31 (In millions)                              1995         1994
- -------------------------------------------------------------------------
GE
Provisions for expenses                             $(2,539)     $(2,422)
Retiree insurance plans                                (818)        (835)
Prepaid pension asset                                 1,845        1,571
Depreciation                                            928          860
Other - net                                           1,092        1,094
                                                    -------      -------
                                                        508          268
                                                    -------      -------
GECS
Financing leases                                      5,746        5,075
Operating leases                                      1,367        1,234
Net unrealized gains (losses) on securities             608         (468)
Allowance for losses                                   (852)        (876)
Insurance reserves                                     (497)        (460)
Other - net                                             500          432
                                                    -------      -------
                                                      6,872        4,937
                                                    -------      -------
NET DEFERRED TAX LIABILITY                          $ 7,380      $ 5,205
                                                    =======      =======
- -------------------------------------------------------------------------


23. MINORITY INTEREST IN EQUITY OF CONSOLIDATED AFFILIATES

Minority interest in equity of consolidated GECS affiliates includes preferred stock issued by GE Capital and by a subsidiary of GE Capital. The preferred stock pays cumulative dividends at variable rates. The liquidation preference of the preferred shares is summarized below.

- -------------------------------------------------------------------------
December 31 (In millions)                               1995         1994
- -------------------------------------------------------------------------
GE Capital                                            $1,800         $875
GE Capital subsidiary                                    360          240
- -------------------------------------------------------------------------

      Dividend rates on the preferred stock ranged from 4.2% to 5.2% during 1995, from 2.3% to 4.9% during 1994 and from 2.3% to 2.8% during 1993.

24. SHARE OWNERS' EQUITY

- ------------------------------------------------------------------------------------------
(In millions)                                             1995         1994          1993
- ------------------------------------------------------------------------------------------
COMMON STOCK ISSUED
Balance at January 1                                   $   594      $   584       $   584
Adjustment for stock split                                   -            9             -
Newly issued stock                                           -            1             -
                                                       -------      -------       -------
Balance at December 31                                 $   594      $   594       $   584
                                                       =======      =======       =======
UNREALIZED GAINS (LOSSES) ON INVESTMENT SECURITIES     $ 1,000      $  (810)      $   848
                                                       =======      =======       =======
OTHER CAPITAL
Balance at January 1                                   $ 1,122      $   550       $   719
Currency translation adjustments                           127          180          (279)
Gains on treasury stock dispositions                       414          215           110
Newly issued stock                                           -          186             -
Adjustment for stock split                                   -           (9)            -
                                                       -------      -------       -------
Balance at December 31                                 $ 1,663      $ 1,122       $   550
                                                       =======      =======       =======
RETAINED EARNINGS
Balance at January 1                                   $30,793      $28,613       $26,527
Net earnings                                             6,573        4,726         4,315
Dividends declared                                      (2,838)      (2,546)       (2,229)
                                                       -------      -------       -------
Balance at December 31                                 $34,528      $30,793       $28,613
                                                       =======      =======       =======
COMMON STOCK HELD IN TREASURY
Balance at January 1                                   $ 5,312      $ 4,771       $ 4,407
Purchases                                                4,016        1,124           770
Dispositions                                            (1,152)        (583)         (406)
                                                       -------      -------       -------
Balance at December 31                                 $ 8,176      $ 5,312       $ 4,771
                                                       =======      =======       =======
- ------------------------------------------------------------------------------------------

      In December 1994, GE's Board of Directors authorized the repurchase of up to $5 billion of Company common stock over a two-year period with funds generated largely from free cash flow. In December 1995, the Board increased the authorized amount of the repurchase to $9 billion, which will allow the program to continue through 1997. A total of 54.7 million shares having an aggregate cost of $3.2 billion had been repurchased under this program and placed into treasury as of December 31, 1995.

      Common shares issued and outstanding are summarized in the table below.

- -------------------------------------------------------------------------
SHARES OF GE COMMON STOCK
December 31 (In thousands)               1995          1994         1993
- -------------------------------------------------------------------------
Issued                              1,857,013     1,857,013    1,853,128
In treasury                          (190,501)     (151,046)    (145,826)
                                    ---------     ---------    ---------
Outstanding                         1,666,512     1,705,967    1,707,302
                                    =========     =========    =========
- -------------------------------------------------------------------------

      GE has 50 million authorized shares of preferred stock ($1.00 par value), but no such shares have been issued.

      The effects of translating to U.S. dollars the financial statements of non-U.S. affiliates whose functional currency is the local currency are included in other capital. Asset and liability accounts are translated at year-end exchange rates, while revenues and expenses are translated at average rates for the period. The cumulative currency translation adjustment was an addition to other capital of $61 million at year-end 1995 and a reduction of other capital of $66 million and $246 million at December 31, 1994 and 1993, respectively.

Annual Report Page No. 58

25. OTHER STOCK-RELATED INFORMATION

Stock option plans, stock appreciation rights (SARs), restricted stock and restricted stock units are described in GE's current Proxy Statement. More than 20,000 individuals, nearly one third of all exempt professionals at GE and GECS, hold stock options. With certain restrictions, requirements for stock option shares can be met from either unissued or treasury shares.

- -------------------------------------------------------------------------
STOCK OPTION ACTIVITY       Average per share
                               Shares subject      Exercise       Market
(Shares in thousands)               to option         price        price
- -------------------------------------------------------------------------
Balance at January 1, 1993             48,164        $32.19       $42.75
Options granted                        17,580         45.90        45.90
Replacement options                       882         28.60        28.60
Options exercised                      (6,072)        28.33        47.57
Options terminated                     (1,200)        36.84            -
                                       ------
Balance at December 31, 1993           59,354         36.50        52.44
Options granted                        15,134         50.66        50.66
Replacement options                       340         36.44        36.44
Options exercised                      (4,163)        30.35        50.58
Options terminated                     (1,167)        44.04            -
                                       ------
Balance at December 31, 1994           69,498         39.82        51.00
Options granted                        12,089         55.88        55.88
Replacement options                       753         41.82        41.82
Options exercised                      (7,784)        31.44        59.21
Options terminated                     (2,119)        47.33            -
                                       ------
Balance at December 31, 1995           72,437         43.20        72.00
                                       ======
- -------------------------------------------------------------------------

      Options granted have been adjusted for the April 1994 2-for-1 stock split. Without giving effect to that adjustment, options granted (in thousands) were 12,089 in 1995; 10,117 in 1994; and 8,790 in 1993.

      The replacement options replaced canceled SARs and have identical terms thereto. At year-end 1995, there were 8.3 million SARs outstanding at an average exercise price of $45.55. There were 4.4 million restricted stock shares and restricted stock units outstanding at year-end 1995.

      There were 20.8 million and 16.1 million shares available for grants of options, SARs, restricted stock and restricted stock units at December 31, 1995 and 1994, respectively. Under the 1990 Long-Term Incentive Plan, 0.95% of the Company's issued common stock (including treasury shares) as of the first day of each calendar year during which the Plan is in effect becomes available for granting awards in such year. Any unused portion, in addition to shares allocated to awards that are canceled or forfeited, is available for later years.

      Outstanding options and SARs expire on various dates through December 14, 2005. Restricted stock grants vest on various dates up to normal retirement of grantees.

      GE adopted the disclosure-only option under SFAS No. 123, Accounting for Stock-Based Compensation, as of December 31, 1995. If the accounting provisions of the new Statement had been adopted as of the beginning of 1995, the effect on 1995 net earnings would have been immaterial. Further, based on current and anticipated use of stock options, it is not envisioned that the impact of the Statement's accounting provisions would be material in any future period.

      The following table summarizes information about stock options outstanding at December 31, 1995.

- -----------------------------------------------------------------------------------------
STOCK OPTIONS OUTSTANDING
(Shares in thousands)
                                     Outstanding                          Exercisable
                         -------------------------------------        -------------------
                                                        Average                  Average
Exercise                               Average         exercise                 exercise
price range             Shares       life <F1>            price       Shares       price
- -----------------------------------------------------------------------------------------
$19 3/4-$33 15/16       14,705             4.2           $29.25       14,705      $29.25
$34 5/16-$43 1/16       16,539             6.1            37.39       15,644       37.23
$43 1/4-$51             20,087             7.8            47.02        6,383       43.94
$51 1/16-$72 3/8        21,106             8.8            53.84           55       51.69
                        ------                                        ------
Total                   72,437             7.0            43.20       36,787       35.23
                        ======                                        ======
- -----------------------------------------------------------------------------------------

<F1>  Average contractual life remaining in years.

At December 31, 1994, there were approximately 38 million options exercisable at an average exercise price of $33.43.
- -----------------------------------------------------------------------------------------

      Stock options expire in 10 years from the date they are granted; options vest over service periods that range from one to five years.

Annual Report Page No. 59

26. SUPPLEMENTAL CASH FLOWS INFORMATION

Changes in operating assets and liabilities are net of acquisitions and dispositions of businesses.

      "Payments for principal businesses purchased" in the Statement of Cash Flows is net of cash acquired and includes debt assumed and immediately repaid in acquisitions.

      "All other operating activities" in the Statement of Cash Flows consists principally of adjustments to current and noncurrent accruals of costs and expenses, amortization of premium and discount on debt, and adjustments to assets such as amortization of goodwill and intangibles.

      The Statement of Cash Flows excludes certain noncash transactions that had no significant effects on the investing or financing activities of GE or GECS.

      Certain supplemental information related to GE and GECS cash flows is shown below.

- -----------------------------------------------------------------------------------------------------------------------
For the years ended December 31 (In millions)                                         1995          1994         1993
- -----------------------------------------------------------------------------------------------------------------------
GE
NET PURCHASE OF GE SHARES FOR TREASURY
   Open market purchases under share repurchase programs                          $ (3,101)     $    (69)    $   (217)
   Other purchases                                                                    (915)       (1,055)        (553)
   Dispositions (mainly to employee and dividend reinvestment plans)                 1,493           771          406
                                                                                  --------      --------     --------
                                                                                  $ (2,523)     $   (353)    $   (364)
                                                                                  ========      ========     ========
GECS
FINANCING RECEIVABLES
   Increase in loans to customers                                                 $(46,154)     $(37,059)    $(30,002)
   Principal collections from customers                                             44,840        31,264       27,571
   Investment in equipment for financing leases                                    (17,182)      (10,528)      (7,204)
   Principal collections on financing leases                                         8,821         8,461        6,011
   Net change in credit card receivables                                            (3,773)       (2,902)      (1,645)
   Sales of financing receivables with recourse                                      2,139         1,239        1,105
                                                                                  --------      --------     --------
                                                                                  $(11,309)     $ (9,525)    $ (4,164)
                                                                                  ========      ========     ========
ALL OTHER INVESTING ACTIVITIES
   Purchases of securities by insurance and annuity businesses                    $(14,452)      $(8,663)    $(10,488)
   Dispositions and maturities of securities by insurance and annuity businesses    12,460         6,338        7,698
   Proceeds from principal business dispositions                                       575             -            -
   Other                                                                            (2,496)        2,501       (4,003)
                                                                                  --------      --------     --------
                                                                                  $ (3,913)     $    176     $ (6,793)
                                                                                  ========      ========     ========
NEWLY ISSUED DEBT HAVING MATURITIES LONGER THAN 90 DAYS
   Short-term (91 to 365 days)                                                      $2,545        $3,214       $4,315
   Long-term (longer than one year)                                                 32,507        19,228       10,885
   Long-term subordinated                                                              298             -            -
   Proceeds - nonrecourse, leveraged lease debt                                      1,428            31           53
                                                                                  --------      --------     --------
                                                                                  $ 36,778      $ 22,473     $ 15,253
                                                                                  ========      ========     ========
REPAYMENTS AND OTHER REDUCTIONS OF DEBT HAVING MATURITIES LONGER THAN 90 DAYS
   Short-term (91 to 365 days)                                                    $(16,075)     $(10,460)     $(9,008)
   Long-term (longer than one year)                                                   (678)         (930)        (206)
   Principal payments - nonrecourse, leveraged lease debt                             (292)         (309)        (312)
                                                                                  --------      --------     --------
                                                                                  $(17,045)     $(11,699)    $ (9,526)
                                                                                  ========      ========     ========
ALL OTHER FINANCING ACTIVITIES
   Proceeds from sales of investment and annuity contracts                        $  1,754      $  1,207     $    509
   Preferred stock issued by GE Capital                                              1,045           240            -
   Redemption of investment and annuity contracts                                   (2,540)       (1,264)        (578)
                                                                                  --------      --------     --------
                                                                                  $    259      $    183     $    (69)
                                                                                  ========      ========     ========
OTHER
CASH FROM (USED FOR) DISCONTINUED OPERATIONS
   Cash from GE Aerospace operating activities                                    $      -      $      -     $     76
   Cash from GE Aerospace investing activities                                           -             -          886
   Cash from (used for) GECS securities broker-dealer operating activities           1,414         1,635       (1,910)
   Cash from (used for) GECS securities broker-dealer investing activities              92           334         (107)
   Cash from (used for) GECS securities broker-dealer financing activities          (1,506)       (2,169)       2,017
                                                                                  --------      --------     --------
                                                                                  $      -      $   (200)    $    962
                                                                                  ========      ========     ========
- -----------------------------------------------------------------------------------------------------------------------

Annual Report Page No. 60

27. INDUSTRY SEGMENTS

- ---------------------------------------------------------------------------------------------------------------------------------
                                       REVENUES
(In millions)                          For the years ended December 31
- ---------------------------------------------------------------------------------------------------------------------------------
                                               Total revenues           Intersegment revenues            External revenues
                                       ---------------------------    --------------------------    ----------------------------
                                         1995       1994      1993     1995       1994      1993       1995      1994       1993
- ---------------------------------------------------------------------------------------------------------------------------------
GE
   Aircraft Engines                   $ 6,098    $ 5,714   $ 6,580    $ 115      $  43     $  59    $ 5,983   $ 5,671    $ 6,521
   Appliances                           5,933      5,965     5,555        4          3         3      5,929     5,962      5,552
   Broadcasting                         3,919      3,361     3,102        -          -         -      3,919     3,361      3,102
   Industrial Products and Systems     10,194      9,406     8,575      436        368       409      9,758     9,038      8,166
   Materials                            6,647      5,681     5,042       19         43        50      6,628     5,638      4,992
   Power Generation                     6,545      5,933     5,530       57         44       135      6,488     5,889      5,395
   Technical Products and Services      4,424      4,285     4,174       19         18        18      4,405     4,267      4,156
   All Other                            2,707      2,348     1,803        -          -         -      2,707     2,348      1,803
   Corporate items and eliminations      (286)      (195)     (242)    (650)      (519)     (674)       364       324        432
                                      -------    -------   -------    -----      -----     -----    -------   -------    -------
      Total GE                         46,181     42,498    40,119        -          -         -     46,181    42,498     40,119
                                      -------    -------   -------    -----      -----     -----    -------   -------    -------
GECS
   Financing                           19,042     14,932    12,399        -          -         -     19,042    14,932     12,399
   Specialty Insurance                  7,444      4,926     4,862        -          -         -      7,444     4,926      4,862
   All Other                                6         17        15        -          -         -          6        17         15
                                      -------    -------   -------    -----      -----     -----    -------   -------    -------
      Total GECS                       26,492     19,875    17,276        -          -         -     26,492    19,875     17,276
                                      -------    -------   -------    -----      -----     -----    -------   -------    -------
Eliminations                           (2,645)    (2,264)   (1,694)       -          -         -     (2,645)   (2,264)    (1,694)
                                      -------    -------   -------    -----      -----     -----    -------   -------    -------
CONSOLIDATED REVENUES                 $70,028    $60,109   $55,701    $   -      $   -     $   -    $70,028   $60,109    $55,701
                                      =======    =======   =======    =====      =====     =====    =======   =======    =======
- ---------------------------------------------------------------------------------------------------------------------------------

GE revenues include income from sales of goods and services to customers and other income. Sales from one Company component to another generally are priced at equivalent commercial selling prices. "All Other" GE revenues consists primarily of GECS'
earnings.
- ---------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------------
                                       ASSETS                          PROPERTY, PLANT AND EQUIPMENT
                                                                       (INCLUDING EQUIPMENT LEASED TO OTHERS)
(In millions)                          At December 31                  For the years ended December 31
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Depreciation, depletion
                                                                                Additions                    and amortization
                                       ---------------------------    --------------------------    ----------------------------
                                         1995       1994      1993     1995       1994      1993       1995      1994       1993
- ---------------------------------------------------------------------------------------------------------------------------------
GE
   Aircraft Engines                  $  4,890   $  4,751  $  5,329   $  266     $  254    $  207     $  273    $  261     $  333
   Appliances                           2,304      2,309     2,193      143        159       129         93        84        125
   Broadcasting                         3,915      3,881     3,742       97         86        56         64        67         98
   Industrial Products and Systems      6,117      5,862     5,442      425        400       397        308       363        332
   Materials                            9,095      8,628     8,181      521        417       374        478       443        413
   Power Generation                     5,679      4,887     3,875      155        176       212        166       143        143
   Technical Products and Services      2,200      2,362     2,179      110        154       124        109        95         88
   All Other                           13,113      9,768    11,604        1          -         1          1         2          3
   Corporate items and eliminations     8,403      8,365     8,589      113         97        88         89        87         96
                                     --------   --------  --------   ------     ------    ------     ------    ------     ------
      Total GE                         55,716     50,813    51,134    1,831      1,743     1,588      1,581     1,545      1,631
                                     --------   --------  --------   ------     ------    ------     ------    ------     ------
GECS
   Financing                          150,062    121,966   106,854    5,144      5,889     3,352      1,962     1,607      1,545
   Specialty Insurance                 34,795     22,058    18,915      132         62        15         24        16          9
   All Other                              872        943       868       36         44        59         27        39         38
                                     --------   --------  --------   ------     ------    ------     ------    ------     ------
      Total GECS                      185,729    144,967   126,637    5,312      5,995     3,426      2,013     1,662      1,592
                                     --------   --------  --------   ------     ------    ------     ------    ------     ------
Eliminations                          (13,410)    (9,909)  (11,358)       -          -         -          -         -          -
                                     --------   --------  --------   ------     ------    ------     ------    ------     ------
CONSOLIDATED TOTALS                  $228,035   $185,871  $166,413   $7,143     $7,738    $5,014     $3,594    $3,207     $3,223
                                     ========   ========  ========   ======     ======    ======     ======    ======     ======
- ---------------------------------------------------------------------------------------------------------------------------------

"All Other" GE assets consists primarily of investment in GECS.
- ---------------------------------------------------------------------------------------------------------------------------------

Annual Report Page No. 61

Details of operating profit by industry segment can be found on page 35 of this report. A description of industry segments for General Electric Company and consolidated affiliates follows.

      * AIRCRAFT ENGINES. Jet engines and replacement parts and repair services for all categories of commercial aircraft (short/medium, intermediate and long-range); for a wide variety of military aircraft, including fighters, bombers, tankers and helicopters; and for executive and commuter aircraft. Sold worldwide to airframe manufacturers, airlines and government agencies. Also, aircraft engine derivatives used as marine propulsion and industrial power sources.

      * APPLIANCES. Major appliances and related services for products such as refrigerators, freezers, electric and gas ranges, dishwashers, clothes washers and dryers, microwave ovens and room air conditioning equipment. Sold in North America and in global markets under various GE and private-label brands. Distributed to retail outlets, mainly for the replacement market, and to building contractors and distributors for new installations.

      * BROADCASTING. Primarily the National Broadcasting Company (NBC). Principal businesses are the furnishing of U.S. network television services to more than 200 affiliated stations, production of television programs, operation of six VHF television broadcasting stations, operation of five cable/satellite networks around the world, and investment and programming activities in multimedia and cable television.

      * INDUSTRIAL PRODUCTS AND SYSTEMS. Lighting products (including a wide variety of lamps, lighting fixtures, wiring devices and quartz products); electrical distribution and control equipment (including power delivery and control products such as transformers, meters, relays, capacitors and arresters); transportation systems products (including diesel-electric locomotives, transit propulsion equipment and motorized wheels for off-highway vehicles); electric motors and related products; a broad range of electrical and electronic industrial automation products, including drive systems; installation, engineering and repair services, which includes management and technical expertise for large projects such as process control systems; and GE Supply, a network of electrical supply houses. Markets are extremely diverse. Products are sold to commercial and industrial end users, including utilities, to original equipment manufacturers, to electrical distributors, to retail outlets, to railways and to transit authorities. Increasingly, products are developed for and sold in global markets.

      * MATERIALS. High-performance engineered plastics used in applications such as automobiles and housings for computers and other business equipment; ABS resins; silicones; superabrasives such as man-made diamonds; and laminates. Sold worldwide to a diverse customer base consisting mainly of manufacturers.

      * POWER GENERATION. Products and related maintenance services, mainly for the generation of electricity. Markets and competition are global. Gas turbines are sold principally as packaged power plants for electric utilities and for industrial cogeneration and mechanical drive applications. Steam turbine-generators are sold to electric utilities, to the U.S. Navy and, for cogeneration, to industrial and other power customers. Marine steam turbines are sold to the U.S. Navy. Power Generation also includes nuclear reactors and fuel and support services for GE's installed boiling water reactors.

      * TECHNICAL PRODUCTS AND SERVICES. Medical systems such as magnetic resonance (MR) and computed tomography (CT) scanners, x-ray, nuclear imaging, ultrasound, other diagnostic equipment and related services sold worldwide to hospitals and medical facilities. This segment also includes a full range of computer-based information and data interchange services for internal use and external commercial and industrial customers.

      * GECS FINANCING. Operations of GE Capital, as follows:

      Consumer services - private-label and bank credit card loans, time sales and revolving credit and inventory financing for retail merchants, auto leasing and inventory financing, mortgage servicing, and annuity and mutual fund sales.

      Specialized financing - loans and financing leases for major capital assets, including industrial facilities and equipment, and energy-related facilities; commercial and residential real estate loans and investments; and loans to and investments in management buyouts, including those with high leverage, and corporate recapitalizations.

      Equipment management - leases, loans and asset management services for portfolios of commercial and transportation equipment, including aircraft, trailers, auto fleets, modular space units, railroad rolling stock, data processing equipment, oceangoing containers and satellites.

      Mid-market financing - loans and financing and operating leases for middle-market customers, including manufacturers, distributors and end users, for a variety of equipment that includes data processing equipment, medical and diagnostic equipment, and equipment used in construction, manufacturing, office applications and telecommunications activities.

      Very few of the products financed by GE Capital are manufactured by other GE segments.

      * GECS SPECIALTY INSURANCE. U.S. and international multiple-line property and casualty reinsurance, certain directly written specialty insurance and life reinsurance; financial guaranty insurance, principally on municipal bonds and structured finance issues; private mortgage insurance; and creditor insurance covering international customer loan repayments.

Annual Report Page No. 62

28. GEOGRAPHIC SEGMENT INFORMATION (CONSOLIDATED)

Revenues and operating profit shown below are classified according to their country of origin (including exports from such areas). Revenues and operating profit classified under the caption "United States" include royalty and licensing income from non-U.S. sources. U.S. exports to international customers by major areas of the world are shown on page 38.

      At year-end 1995, net assets of operations classified under the captions "Europe" and "Other areas of the world" were $20,793 million and $6,942 million, respectively.

- --------------------------------------------------------------------------------------------------------------------------------
                                       REVENUES
(In millions)                          For the years ended December 31
- --------------------------------------------------------------------------------------------------------------------------------
                                              Total revenues             Intersegment revenues             External revenues
                                      ----------------------------   ---------------------------   -----------------------------
                                         1995       1994      1993     1995       1994      1993       1995      1994       1993
- --------------------------------------------------------------------------------------------------------------------------------
United States                         $54,319    $49,920   $47,495  $ 2,123    $ 1,683   $ 1,513    $52,196   $48,237    $45,982
Europe                                 12,417      7,797     6,722      656        579       525     11,761     7,218      6,197
Other areas of the world                6,967      5,493     4,171      896        839       649      6,071     4,654      3,522
Intercompany eliminations              (3,675)    (3,101)   (2,687)  (3,675)    (3,101)   (2,687)         -         -          -
                                      -------    -------   -------  -------    -------   -------    -------   -------    -------
Total                                 $70,028    $60,109   $55,701  $     -    $     -   $     -    $70,028   $60,109    $55,701
                                      =======    =======   =======  =======    =======   =======    =======   =======    =======
- --------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------
                                       OPERATING PROFIT                  ASSETS
(In millions)                          For the years ended December 31   At December 31
- -------------------------------------------------------------------------------------------------------
                                         1995       1994      1993          1995        1994      1993
- -------------------------------------------------------------------------------------------------------
United States                         $ 9,175     $8,351    $6,635      $168,878    $152,151  $145,390
Europe                                  1,063        673       360        45,167      22,464    14,257
Other areas of the world                  725        595       307        14,164      11,439     6,954
Intercompany eliminations                   9          5       (23)         (174)       (183)     (188)
                                      -------     ------    ------      --------    --------  --------
Total                                 $10,972     $9,624    $7,279      $228,035    $185,871  $166,413
                                      =======     ======    ======      ========    ========  ========
- -------------------------------------------------------------------------------------------------------

29. ADDITIONAL INFORMATION ABOUT FINANCIAL INSTRUMENTS

This note contains estimated fair values of certain financial instruments to which GE and GECS are parties. Apart from GE's and GECS' own borrowings and certain marketable securities, relatively few of these instruments are actively traded. Thus, fair values must often be determined by using one or more models that indicate value based on estimates of quantifiable characteristics as of a particular date. Because this undertaking is, by its nature, difficult and highly judgmental, for a limited number of instruments, alternative valuation techniques may have produced disclosed values different from those that could have been realized at December 31, 1995 or 1994. Moreover, the disclosed values are representative of fair values only as of the dates indicated. Assets that, as a matter of accounting policy, are reflected in the accompanying financial statements at fair value are not included in the following disclosures; such assets include cash and equivalents and investment securities.

Values are estimated as follows:

BORROWINGS. Based on quoted market prices or market comparables. Fair values of interest rate and currency swaps on borrowings are based on quoted market prices and include the effects of counterparty creditworthiness.

TIME SALES AND LOANS. Based on quoted market prices, recent transactions and/or discounted future cash flows, using rates at which similar loans would have been made to similar borrowers.

ANNUITY BENEFITS. Based on expected future cash flows, discounted at currently offered discount rates for immediate annuity contracts or cash surrender values for single premium deferred annuities.

FINANCIAL GUARANTIES. Based on future cash flows, considering expected renewal premiums, claims, refunds and servicing costs, discounted at a market rate.

ALL OTHER INSTRUMENTS. Based on comparable transactions, market comparables, discounted future cash flows, quoted market prices, and/or estimates of the cost to terminate or otherwise settle obligations to counterparties.

Annual Report Page No. 63

- -------------------------------------------------------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS                                          1995                                    1994
                                            ---------------------------------------  -----------------------------------------
                                                               Assets (liabilities)                       Assets (liabilities)
                                                      -----------------------------                     ----------------------
                                                                          Estimated                                  Estimated
                                                      Carrying           fair value           Carrying              fair value
                                           Notional     amount   ------------------  Notional   amount   ---------------------
At December 31 (In millions)                 amount       (net)     High        Low    amount     (net)      High          Low
- -------------------------------------------------------------------------------------------------------------------------------
GE
Investments                                $   <F1>    $ 1,796   $ 2,886    $ 2,886   $  <F1>  $ 2,128    $ 2,289      $ 2,269
Borrowings and related instruments
    Borrowings <F2><F3>                        <F1>     (3,943)   (3,981)    (3,981)     <F1>   (3,605)    (3,530)      (3,530)
    Interest rate swaps                          89          -       (16)       (16)       89        -          2            2
    Currency swaps                              180          -        50         50       393        -         26           26
Financial guaranties                          1,722          -         -          -     1,520        -          -            -
Other firm commitments
    Currency forwards and options             3,774          -       131        131     3,195        -          -            -
    Financing commitments                     1,505          -         -          -     1,153        -          -            -
GECS
Assets
    Time sales and loans                       <F1>     57,817    59,188     58,299      <F1>   48,529     49,496       48,840
    Integrated interest rate swaps            1,703          -       (93)       (93)    1,183        -         64           64
    Purchased options                         1,213         24        11         11       103        2          2            2
    Mortgage-related positions
         Mortgage purchase commitments        1,360          -        17         17       205        -         (2)          (2)
         Mortgage sale commitments            1,334          -       (11)       (11)    1,792        -          2            2
           Memo: mortgages held for sale <F4>  <F1>      1,663     1,663      1,663      <F1>    1,764      1,764        1,764
         Options, including "floors"         18,522         67       144        144         -        -          -            -
         Interest rate swaps                  1,990          -        31         31       950        -       (127)        (127)
    Other cash financial instruments           <F1>      1,514     1,967      1,705      <F1>    1,897      2,026        1,924
Liabilities
    Borrowings and related instruments
         Borrowings <F2><F3>                   <F1>   (111,598) (113,105)  (113,105)     <F1>  (91,399)   (89,797)     (89,797)
         Interest rate swaps                 43,681          -      (630)      (630)   21,996        -        198          195
         Currency swaps                      22,342          -       937        937    11,695        -         86           86
         Purchased options                    2,751         26        12         11       130       12         11           12
         Other                                  515          -       (65)       (65)        -        -          -            -
    Annuity benefits                           <F1>    (11,994)  (11,728)   (11,728)     <F1>  (13,186)   (12,788)     (12,788)
    Insurance - financial guaranties
         and credit life                    144,036     (1,570)     (832)      (922)  132,623   (1,562)      (663)        (806)
    Credit and liquidity support
         - securitizations                    7,035        (58)      (65)       (65)    5,808      (22)       (22)         (22)
    Performance guaranties - principally
         letters of credit                    2,920        (48)      (78)       (78)    2,227      (18)       (98)        (101)
    Other - principally liquidity
       commitments                            3,556          1       (36)       (45)    3,166        -         42           38
Other firm commitments
    Currency forwards and options             7,657          -        69         69     3,372        -         12           12
    Currency swaps                              280          -       (22)       (22)      488        -         (3)          (3)
    Ordinary course of business
         lending commitments                  6,929          -       (60)       (60)    6,687        -        (50)         (50)
    Unused revolving credit lines
       Commercial                             3,223          -         -          -     2,580        -          -            -
       Consumer - principally credit cards  118,710          -         -          -   101,582        -          -            -
- -------------------------------------------------------------------------------------------------------------------------------

<F1>  Not applicable.
<F2>  Includes interest rate and currency swaps.
<F3>  See note 18.
<F4>  Included in other cash financial instruments.
- -------------------------------------------------------------------------------------------------------------------------------

      Additional information about certain financial instruments in the above table follows.

CURRENCY FORWARDS AND OPTIONS are employed by GE and GECS to manage exposures to changes in currency exchange rates associated with commercial purchase and sale transactions. These financial instruments generally are used to fix the local currency cost of purchased goods or services or selling prices denominated in currencies other than the functional currency. Currency exposures that result from net investments in affiliates are managed principally by funding assets denominated in local currency with debt denominated in those same currencies. In certain circumstances, net investment exposures are managed using currency forwards and currency swaps.

OPTIONS OTHER THAN CURRENCY OPTIONS. GECS is exposed to prepayment risk in certain of its business activities, such as in its mortgage servicing and

Annual Report Page No. 64

annuities activities. In order to hedge those exposures, GECS uses one-sided financial instruments containing option features. These instruments generally behave based on limits ("caps," "floors" or "collars") on interest rate movement.

INTEREST RATE AND CURRENCY SWAPS are used by both GE and GECS to optimize borrowing costs for a particular funding strategy (see note 18) and by GECS to establish specific hedges of mortgage-related assets and to manage net investment exposures. Such swaps are evaluated by management under the credit criteria set forth below. In addition, as part of its ongoing customer activities, GECS may enter into swaps that are integrated with investments in or loans to particular customers and do not involve assumption of third-party credit risk. Such integrated swaps are evaluated and monitored like their associated investments or loans, and are not therefore subject to the same credit criteria that would apply to a stand-alone swap.

COUNTERPARTY CREDIT RISK. Given the ways in which GE and GECS each use swaps, purchased options and forwards, the principal risk is credit risk - risk that counterparties will be financially unable to make payments in accordance with the agreements. Associated market risk is meaningful only as it relates to how changes in market value affect credit exposure to individual counterparties. Except as noted above for positions that are integrated into financings, all swaps, purchased options and forwards are carried out within the following credit policy constraints:

      * Once a counterparty exceeds credit exposure limits (see table below), no additional transactions are permitted until the exposure with that counterparty is reduced to an amount that is within the established limit. Open contracts remain in force.

- --------------------------------------------------------------------------
COUNTERPARTY CREDIT CRITERIA                         Credit rating
                                          --------------------------------
                                            Moody's     Standard & Poor's
- --------------------------------------------------------------------------
Term of transaction
    Between one and five years                  Aa3             AA-
    Greater than five years                     Aaa            AAA
Credit exposure limits
    Up to $50 million                           Aa3             AA-
    Up to $75 million                           Aaa            AAA
- --------------------------------------------------------------------------

      * All swaps are executed under master swap agreements containing mutual credit downgrade provisions that provide the ability to require assignment or termination in the event either party is downgraded below A3 or A-.

      More credit latitude is permitted for transactions having original maturities shorter than one year because of their lower risk.

30. QUARTERLY INFORMATION (UNAUDITED)

- ---------------------------------------------------------------------------------------------------------------------------------
                                                    First quarter       Second quarter        Third quarter       Fourth quarter
(Dollar amounts in millions;                    -----------------   ------------------    -----------------    -----------------
per-share amounts in dollars)                     1995       1994      1995       1994      1995       1994      1995       1994
- ---------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED OPERATIONS
Earnings from continuing operations             $1,372     $1,219   $ 1,726     $1,554    $1,610     $1,457   $ 1,865    $ 1,685
Losses from discontinued operations                  -       (151)        -        (32)        -        (89)        -        (49)
Provision for loss on discontinued securities
   broker-dealer operations                          -          -         -          -         -          -         -       (868)
                                                ------     ------   -------     ------    ------     ------   -------    -------
Net earnings                                    $1,372     $1,068   $ 1,726     $1,522    $1,610     $1,368   $ 1,865    $   768
                                                ======     ======   =======     ======    ======     ======   =======    =======
Per share
   Earnings from continuing operations          $ 0.81     $ 0.71   $  1.02     $ 0.91    $ 0.96     $ 0.85   $  1.12    $  0.99
   Losses from discontinued operations               -      (0.09)        -      (0.02)        -      (0.05)        -      (0.54)
                                                ------     ------   -------     ------    ------     ------   -------    -------
Net earnings                                    $ 0.81     $ 0.62   $  1.02     $ 0.89    $ 0.96     $ 0.80   $  1.12    $  0.45
                                                ======     ======   =======     ======    ======     ======   =======    =======
SELECTED DATA
GE
   Sales of goods and services                  $9,278     $8,264   $11,237    $10,038   $10,106     $9,384   $12,392    $11,944
   Gross profit from sales                       2,567      2,282     3,219      2,743     2,794      2,441     3,340      3,115
GECS
   Revenues from operations                      5,754      4,393     6,415      4,730     7,099      5,097     7,224      5,655
   Operating profit                                826        668       818        684     1,048        857       828        740
- ---------------------------------------------------------------------------------------------------------------------------------

      For GE, gross profit from sales is sales of goods and services less costs of goods and services sold. For GECS, operating profit is income before taxes.

      First-quarter 1994 discontinued operations included a $210 million ($350 million before tax) charge resulting from the discovery of false trading profits created by the then head U.S. government securities trader in the discontinued securities broker-dealer. Approximately $143 million ($238 million before tax) of the charge related to periods prior to 1994.

      Earnings-per-share amounts for each quarter are required to be computed independently and, as a result, their sums do not equal the total year earnings-per-share amounts.








                                                                                               Exhibit 12
                                    GENERAL ELECTRIC COMPANY
                               RATIO OF EARNINGS TO FIXED CHARGES

                                                                 Year ended December 31
(Dollars in millions)                            -----------------------------------------------
                                                  1991       1992      1993       1994       1995
                                                  ----       ----      ----       ----      ----
GE except GECS
- --------------
"Earnings" <F1>                                $ 5,329    $ 5,582  $  5,511    $ 7,828   $ 8,696
Less:  Equity in undistributed earnings
       of General Electric Capital
       Services, Inc. <F2>                        (871)      (831)     (957)    (1,181)   (1,324)
Plus:  Interest and other financial
       charges included in expense                 893        768       525        410       649
       One-third of rental expense <F3>            225        228       212        171       174
                                               -------    -------   -------    -------   -------
Adjusted "earnings"                            $ 5,576    $ 5,747  $  5,291    $ 7,228    $8,195
                                               =======    =======   =======    =======   =======

Fixed Charges:
  Interest and other financial charges         $   893    $   768   $   525     $  410    $  649
  Interest capitalized                              33         29        21         21        13
  One-third of rental expense <F3>                 225        228       212        171       174
                                               -------    -------   -------    -------   -------
Total fixed charges                            $ 1,151    $ 1,025   $   758     $  602    $  836
                                               =======    =======   =======    =======   =======
Ratio of earnings to fixed charges                4.84       5.61      6.98      12.01      9.80
                                               =======    =======   =======    =======   =======

General Electric Company and consolidated
  affiliates
- -----------------------------------------
"Earnings" <F1>                                $ 5,679    $ 6,026   $ 6,287    $ 8,831   $ 9,941
Plus:  Interest and other financial
       charges included in expense               5,270      4,512     4,096      4,994     7,336
       One-third of rental expense <F3>            261        320       349        327       349
                                               -------    -------   -------    -------   -------
Adjusted "earnings"                            $11,210    $10,858   $10,732    $14,152   $17,626
                                               =======    =======   =======    =======   =======

Fixed Charges:
  Interest and other financial charges         $ 5,270    $ 4,512   $ 4,096    $ 4,994   $ 7,336
  Interest capitalized                              41         35        26         30        34
  One-third of rental expense <F3>                 261        320       349        327       349
                                               -------    -------   -------    -------   -------
    Total fixed charges                        $ 5,572    $ 4,867   $ 4,471    $ 5,351   $ 7,719
                                               =======    =======   =======    =======   =======
    Ratio of earnings to fixed charges            2.01       2.23      2.40       2.64      2.28
                                               =======    =======   =======    =======   =======

<F1>  Earnings for all years consist of earnings from continuing operations before income taxes and minority interest. For 1991 and 1993, earnings are before cumulative effects of changes in accounting principle.
<F2>  Earnings for all years consist of earnings from continuing operations after income taxes, net of dividends.  For 1991, earnings are before cumulative effect of change in accounting principle.
<F3>  Considered to be representative of interest factor in rental expense.
